Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

August 17, 2012,

among

FAIRWAY GROUP ACQUISITION COMPANY,

as Borrower,

FAIRWAY GROUP HOLDINGS CORP.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

JEFFERIES FINANCE LLC,

as Documentation Agent,

and

BANK OF AMERICA, N.A.,

as Syndication Agent

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Bookrunner and Lead Arranger

[CS&M Ref. No. 5865-826]

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(continued)

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Page

SCHEDULES

Schedule 1.01(a)	-	Existing Letters of Credit
Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 1.01(c)	-	Mortgaged Property
Schedule 2.01	-	Lenders and Commitments
Schedule 3.07	-	Title to Properties; Possession Under Leases
Schedule 3.08	-	Subsidiaries
Schedule 3.09(a)	-	Litigation
Schedule 3.09(d)	-	Certificates of Occupancy; Permits
Schedule 3.16	-	Employee Benefit Plans
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20	-	Leased Real Property
Schedule 5.12	-	Further Assurances
Schedule 5.15	-	Post-Closing Obligations
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Mortgage
Exhibit F	-	Form of Affiliate Subordination Agreement
Exhibit G	-	Form of Opinion of Fulbright & Jaworski L.L.P.
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Auction Procedures
Exhibit J	-	Form of Exemption Certificate

v

CREDIT AGREEMENT dated as of August 17, 2012 (this “Agreement”), among FAIRWAY GROUP ACQUISITION COMPANY, a Delaware corporation (the “Borrower”), FAIRWAY GROUP HOLDINGS CORP., a Delaware corporation (“Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and CREDIT SUISSE AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

The Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $260,000,000, and (b) Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $40,000,000.  The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $40,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries (including lease obligations). The proceeds of the Term Loans are to be used on the Closing Date to refinance the Existing Credit Agreement and to pay related fees and expenses.  Any proceeds not so used on the Closing Date may be used to repay all or a portion of the Glickberg Note (as defined below) on or within sixty (60) days of the Closing Date and to provide financing for working capital and general corporate purposes of the Borrower and the Subsidiaries (including financing for new store growth).  The proceeds of the Revolving Loans are to be used solely for working capital and general corporate purposes of the Borrower and the Subsidiaries (including financing for new store growth).

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(g).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.50% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of the definition of “Eligible Assignee” and Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Affiliate Lender” shall mean any Lender that is a Related Person.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or a Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) the Adjusted LIBOR for a three month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (d) 2.5%; provided that, for the avoidance of doubt, the Adjusted LIBOR for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR, as the case may be.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loan, 6.75% per annum and (b) with respect to any ABR Loan, 5.75% per annum; provided, that, after the consummation of an Initial Public Offering and for as long thereafter as the common equity of Holdings remains listed on a national securities exchange, upon the satisfaction of the Specified Ratings Condition (as evidenced by a certificate of a Financial Officer delivered to the Administrative Agent) and for so long as the Specified Ratings Condition shall remain satisfied, the Applicable Margin shall be reduced by 0.50%.  Notwithstanding anything in this Agreement to the contrary, the Specified Ratings Condition shall in no event be considered to be or remain satisfied after and for so long as any Event of Default set forth in Section 7.01(b), (c), (f), (g) or (h) shall have occurred and be continuing.

“Asset Sale” shall mean any sale, transfer or other disposition (including by way of merger, casualty, condemnation or otherwise) by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of Borrower or any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries and (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $1,000,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Auction” shall have the meaning assigned to such term in Section 2.24.

“Auction Procedures” shall mean the procedures set forth in Exhibit I.

“Auction Purchase” shall have the meaning assigned to such term in Section 2.24.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Broadway Store” shall mean the store operated by Fairway Broadway LLC located at 2121-2127 Broadway, New York, New York, 10023, and any bona fide relocation thereof.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication (a) capital expenditures, but excluding tenant improvement expenditures, of the Borrower and its consolidated Subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, Sponsor shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than Sponsor, shall own, directly or indirectly, beneficially or of record, shares representing more than

35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (c) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated, (d) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or any Subsidiary is a party, or (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment or Incremental Term Loan Commitment.

“Closing Date” shall mean August 17, 2012.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and Incremental Term Loan Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the Commitment Letter dated August 1, 2012, among the Borrower, the Administrative Agent and the Lead Arranger.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated August 2012.

“Consolidated EBITDA” shall mean, for any Fiscal Quarter, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) solely for purposes of Sections 6.11 and 6.12, Specified Equity Contributions made in respect of such period, (iv) all amounts attributable to depreciation and amortization for such period, (v) Management Fees paid or accrued by Holdings or the Borrower during such period pursuant to the Management Agreement, (vi) fees and expenses related to the Transactions, (vii) up to $4.0 million (or $5.0 million for any period ended on or prior to March 31, 2013) of non-recurring losses, expenses (other than pre-opening expenses related to new store openings) and charges in any period incurred during such period, (viii) all extraordinary losses and any non-cash losses, expenses and charges that have been deducted in determining Consolidated Net Income for such period in accordance with GAAP, to the extent of such deduction (other than any such non-cash charge or loss in respect of an item that increased Consolidated Net Income in a prior period and any such non-cash charge or loss that results from the write-down or write-off of current assets), (ix) up to $6.0 million of pre-opening expenses related to the opening of each new store located within the five Boroughs of New York City in any four-quarter period incurred during such period, (x) up to $4.75 million of pre-opening expenses related to the opening of each new store located outside the five Boroughs of New York City in any four-quarter period incurred during such period, (xi) up to $1.0 million of pre-opening expenses related to the opening of each new wine and spirits store in any four-quarter period incurred during such period, (xii) compensation expense resulting from the issuance of Equity Interests to former or current employees, including officers and directors, of Holdings, the Borrower or any Subsidiary, or the exercise of stock options or stock appreciation rights, in each case to the extent the obligation (if any) associated therewith is not and will not be settled by the payment of cash by Holdings, the Borrower or any Subsidiary, (xiii) (I) any payment to the Manager related to the termination of the Management Agreement in connection with an Initial Public Offering and (II) any cash bonus due to Howard Glickberg under his employment agreement in effect on the date hereof in connection with the termination of the Management Agreement and (xiv) any expenses incurred in connection with any Public Offering (whether or not consummated), including any cash bonus payments required to be paid pursuant to employment agreements in effect on the date hereof in connection with an Initial Public Offering and all expenses incurred in connection with Holdings and its Subsidiaries achieving initial compliance with the Sarbanes-Oxley Act of 2002 (but excluding, for the avoidance of doubt, recurring compliance expenses), and minus (b) without duplication, the sum of (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(viii) for such period, (ii) to the extent included in the calculation of Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, and (iii) any gain resulting from the purchase of Loans by Sponsor or the Borrower pursuant to Section 2.24, in each case determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Total Leverage Ratio in connection with determining compliance with Section 6.12 for any period (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA attributable to any Asset Sale by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period); and provided further that for purposes of calculating the First Lien Leverage Ratio in connection with determining compliance with Section 2.23(c)(i)(B), if the proceeds of such Incremental Term Loan are to be used to fund a Permitted Acquisition that is to be consummated concurrently or substantially concurrently with the incurrence of such Incremental Term Loan, the Consolidated EBITDA of the Person to be acquired by the Borrower or any Subsidiary pursuant to such Permitted Acquisition shall be included on a pro forma basis for such period (assuming the consummation of such Permitted Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Holdings, the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings, the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings, the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any

Person in which any other Person (other than the Borrower or a Wholly Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary by such Person during such period, and (d) any gains or losses attributable to sales of assets out of the ordinary course of business.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, letter of credit and term loan facilities provided for by this Agreement.

“Cumulative Retained Excess Cash Flow” shall mean, at any date, the aggregate cumulative amount of Excess Cash Flow for all fiscal years (commencing with the fiscal year ended March 31, 2013, and not less than zero in any given fiscal year) for which financial statements have been delivered in accordance with Section 5.04(a) in excess of Excess Cash Flow that has been required pursuant to Section 2.13(c) to be applied to the prepayment of Term Loans.

“Cure Right” shall have the meaning assigned to such term in Section 7.02(a).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of Holdings, the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings, the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of (i) an optional redemption by the issuer thereof or (ii) the occurrence of a Liquidation Event (as such term is defined in the Amended and Restated Certificate of Incorporation of Holdings as in effect on the date hereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.

“Documentation Agent” shall mean Jefferies Finance LLC.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean (a) in the case of Term Loans, (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, (iv) an Affiliate Lender to the extent contemplated by Sections 2.24 and 9.04(l) and (v) any other Person (other than a natural person or competitors of the Borrower previously identified by the Borrower to the Administrative Agent) approved by the Administrative Agent, and (b) in the case of any assignment of a Revolving Credit Commitment, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, (iii) a Related Fund of a Revolving Credit Lender, and (iv) any other Person (other than a Related Person, a natural person or competitors of the Borrower previously identified by the Borrower to the Administrative Agent) approved by the Administrative Agent, the Issuing Bank and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, other than for purposes of Section 2.24, “Eligible Assignee” shall not include Holdings, the Borrower or any of their Affiliates (other than the Sponsor and its other Affiliates).

“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to the environment, the preservation or reclamation of natural resources, endangered or threatened species, protection of the climate, human health and safety or the presence or Release of, exposure to, or the generation, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, costs of medical monitoring, remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, distribution, recycling, transportation, storage, treatment or disposal (or the arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall mean any permit, license or other approval required under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation), (b) the failure of any Plan to satisfy the minimum funding standard applicable to such Plan within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability or any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or the administrator of any Plan or Multiemployer Plan of any notice relating to the intention to terminate any Plan or

Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code or Section 206 of ERISA, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice of, the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice of, or any notice that could reasonably be expected to result in, the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or “in reorganization”, “endangered” or “critical” status within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise incur a material liability, or (i) any other event or condition with respect to a Plan or Multiemployer Plan that would result in a material liability of the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of Holdings, (a) the sum, without duplication, of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters which make up such fiscal year and (ii) reductions to noncash working capital of Holdings, the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) minus (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by Holdings, the Borrower and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) Capital Expenditures made in cash in accordance with Section 6.10 and cash expenditures made to procure liquor licenses, in each case during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) cash generated by operations of the Borrower and the Subsidiaries and reserved in such fiscal year for Capital Expenditures or cash expenditures to procure liquor licenses, in each case not made during such fiscal year but reasonably anticipated to be made prior to the Term Loan Maturity Date, (v) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13 and Voluntary Prepayments) made in cash by Holdings, the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (vi) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), and (vii) all amounts added back to Consolidated Net Income in calculating Consolidated EBITDA pursuant to clauses (a)(v), (a)(vi), (a)(vii), (a)(viii) (solely with respect to extraordinary cash losses), (a)(ix), (a)(x), (a)(xi), (a)(xii), (a)(xiii) and (a)(xiv) of the definition of

Consolidated EBITDA; provided that, for the purpose of calculating Excess Cash Flow for the fiscal year of Holdings ending March 31, 2013, such fiscal year shall be deemed to include only the third and fourth fiscal quarters of such fiscal year.

“Excluded Contribution” shall mean cash received by Holdings from (i) contributions to its common equity capital, or (ii) the sale (other than to the Borrower or a Subsidiary) of Equity Interests, in each case designated as an Excluded Contribution pursuant to an certificate of a Financial Officer and used or committed to be used within 180 days of receipt by the Borrower to fund Capital Expenditures specified in such certificate; provided that, for the avoidance of doubt, such cash shall not include any Specified Equity Contribution made to cure any Event of Default under Sections 6.11 or 6.12.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or other taxes imposed in lieu of net income taxes, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or which imposes such taxes as a result of a present or former connection between such recipient and such jurisdiction (other than a connection arising solely from such recipient having executed, delivered or performed its obligations, or received a payment or enforced its rights, hereunder) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax (i) to which amounts payable to such Foreign Lender are subject at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a), (ii) attributable to such Foreign Lender’s failure to comply with Section 2.20(e) or (iii) that results from actions taken by such Foreign Lender (other than the designation of a new lending office) after such Foreign Lender became a party to this Agreement and would not have arisen in the absence of such actions and (d) any United States federal withholding tax imposed under FATCA.

“Exemption Certificate” shall have the meaning assigned to such term in Section 2.20(e).

“Existing Credit Agreement” shall mean the Credit Agreement dated as of March 3, 2011 (as amended, supplemented or otherwise modified through the date hereof), among the Borrower, Holdings, the Lenders party thereto and Credit Suisse AG, as administrative agent and as collateral agent for the Lenders.

“Existing Letter of Credit” shall mean each Letter of Credit previously issued for the account of the Borrower that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01(a).

“Existing Note” shall have the meaning assigned to such term in Section 2.04(e).

“FATCA” shall mean sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor statutes that are substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations promulgated thereunder, any current or future official published guidance with respect thereto and any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated August 1, 2012, between the Borrower, the Administrative Agent and the Lead Arranger.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Debt” shall mean, at any time, (a) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Subsidiaries outstanding on such date, consisting of (i) Total Debt outstanding under this Agreement and (ii) any other Indebtedness for borrowed money or debt obligations evidenced by promissory notes or similar instruments that are secured by a first-priority Lien on property or assets of Holdings, the Borrower or the Subsidiaries.

“First Lien Leverage Ratio” shall mean, on any date, the ratio of First Lien Debt on such date to Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

“Fiscal Quarter” shall mean each fiscal quarter of Holdings, which for any fiscal year of Holdings is (i) the thirteen week period ending on the last day of the thirteenth week following the end of the previous fiscal year, (ii) the thirteen week period ending on the last day of the twenty-sixth week following the end of the previous fiscal year, (iii) the thirteen week period ending on the last day of the thirty-ninth week following the end of the previous fiscal year, and (iv) the period beginning on the first day after the Fiscal Quarter specified in clause (iii) and ending on the last day of such fiscal year.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of § 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.02(k).

“Glickberg Note” shall mean the subordinated promissory note issued to Howard Glickberg by the Borrower in an aggregate principal amount of $7,333,333 bearing interest at 12.00% per annum and maturing on March 3, 2018.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) guarantees by a Loan Party of any obligation of any other Loan Party.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among Holdings, the Borrower, Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $50,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.23.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b).  Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances made in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all

Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding any Loan Party), (h) all Capital Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person as an account party in respect of letters of credit, (k) all obligations of such Person in respect of bankers’ acceptances, and (l) any Equity Interest of such Person that is Disqualified Stock.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless such Indebtedness is expressly non-recourse to the general partner.  Notwithstanding the foregoing, the Indebtedness of any Person shall not include trade accounts payable and accrued obligations incurred in the ordinary course of business.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Public Offering” shall mean the first Public Offering.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period paid in cash.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each Fiscal Quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or 9 or 12 months if available from all relevant Lenders) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (c) no

Interest Period for any Loan shall extend beyond the maturity date of such Loan and (d) notwithstanding anything to the contrary herein, any Interest Period that ends in a calendar month in which a Repayment Date occurs shall end on such Repayment Date.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Person that issued such Existing Letter of Credit, and (c) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or 2.22(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.22 and any Existing Letter of Credit.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Term Loan Assumption Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document executed in connection with the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans and the Term Loans.

“Management Agreement” shall mean the Amended and Restated Management Agreement between Manager, Holdings and the Borrower, dated as of October 25, 2010 (as amended, supplemented or otherwise modified from time to time as permitted by the terms of this Agreement).

“Management Fees” shall mean all amounts payable by Holdings, the Borrower and the Subsidiaries in respect of management fees to Manager pursuant to any management or consulting agreements among one or more of Manager, Holdings, the Borrower and the Subsidiaries.

“Manager” shall mean Sterling Investment Partners Advisers, LLC and its successors and assigns.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, operations, condition (financial or otherwise) or operating results of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $4,000,000.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(h) or pursuant to Section 5.12, each substantially in the form of Exhibit E.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against, or placed in escrow to satisfy, any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve or escrow, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Loans) which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (A) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within 180 days (or if such proceeds are received in connection with the relocation of an existing store to a new location or a casualty event, a certificate setting forth the Borrower’s intent to reinvest or commit to reinvest such proceeds in the new store location within 270 days) of receipt of such proceeds and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period or 270-day period, respectively, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or any Public Offering, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.24.

“OID” shall have the meaning assigned to such term in Section 2.23(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Cure Securities” shall mean any Equity Interests of Holdings issued by Holdings that (a) are not convertible or exchangeable for Indebtedness or any securities that are not Permitted Cure Securities, (b) (i) do not mature and (ii) are not putable or redeemable at the option of the holder thereof, in whole or in part on or prior to the earlier of (A) the date that is 91 days after the earlier of (x) the Term Loan Maturity Date and (y) the date on which the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, and (B) the occurrence of a Liquidation Event (as such term is defined in the Amended and Restated Certificate of Incorporation of Holdings as in effect on the Closing Date), (iii) do not by their terms require the payment of dividends (other than the accumulation of dividends)

on or prior to the earlier of (A) the date that is 91 days after the earlier of (x) the Term Loan Maturity Date and (y) the date the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, and (B) the occurrence of a Liquidation Event, subject to the Commitments having been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document having been paid in full and all Letters of Credit having been canceled or having expired and all amounts drawn thereunder having been reimbursed in full, and (iv) do not have any veto or supermajority voting rights or approval rights unless such rights are controlled by Sponsor.  For the avoidance of doubt, Equity Interests of Holdings that have rights and preferences (other than as to the amount of the liquidation preference and the amount of the dividend) substantially identical to Holdings’ Series A Preferred Stock outstanding on the date hereof shall be Permitted Cure Securities.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within one year from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(g) investments in CDARS maturing within one year from the date of acquisition thereof, if the amount so invested is unconditionally guaranteed by the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan, but including any “multiple employer” pension plan within the meaning of Sections 4063 and 4064 of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA) or “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA).

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.  The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Public Offering” shall mean an underwritten public offering of common Equity Interests of Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Qualified Public Offering” shall mean a Public Offering that results in at least $40,000,000 of Net Cash Proceeds to Holdings.

“Qualified Equity Proceeds” shall mean Net Cash Proceeds to Holdings of the sale of Equity Interests of Holdings in a Public Offering, less the aggregate amount of such proceeds used to make Restricted Payments permitted by Section 6.06(a)(vii) or any other expenditure specified in the final prospectus related to such Public Offering (other than expenditures covered by a general statement to the effect that proceeds will be used for new store growth and other general corporate purposes, including working capital), other than the repayment of Indebtedness.  The amount of Qualified Equity Proceeds resulting from any Public Offering shall be set forth in a certificate signed by a Financial Officer of the Borrower provided to the Administrative Agent, with calculation thereof in reasonable detail, promptly, and in any event within ten Business Days, after the earlier of (i) the exercise in full of the over-allotment option in connection with such Public Offering and (ii) the expiration of such option.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Persons” shall mean the Sponsor and each of the Sponsor’s direct and indirect subsidiaries and Affiliates, other than the Loan Parties.

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, under, from or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Loans held, directly or indirectly, by Sponsor or any of its Affiliates), L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Loans held, directly or indirectly, by Sponsor or any of its Affiliates), L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, (ii) any payment (whether in cash or other property (excluding Equity Interests of Holdings that are not Disqualified Stock)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary, or (iii) any payment or distribution to Sponsor or Manager.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean August 17, 2017.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (ii) of Section 2.01(a).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 7.02.

“Specified Ratings Condition” shall be deemed to be satisfied on any day that the public corporate family rating assigned to Holdings by Moody’s is B2 or higher with a stable outlook and the public corporate rating assigned to Holdings by S&P is B or higher with a stable outlook.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Sponsor” shall mean collectively, Sterling Investment Partners, L.P., Sterling Investment Partners II, L.P. and any fund formed after the date hereof that is sponsored by Sterling Investment Partners and managed by Sterling Investment Partners or an Affiliate thereof.

“Stamford Lease” shall mean the lease, dated as of August 28, 2008, between Antares Yale & Towne SPE, LLC, as landlord and Fairway Stamford LLC, as tenant, for the Stamford Store Property.

“Stamford Store Lease-Back Transaction” shall mean, in connection with the exercise of the option to purchase the Stamford Store Property under the Stamford Lease by a Subsidiary of the Borrower, the substantially simultaneous (i) sale of the Stamford Store Property to an unaffiliated third party at a cash purchase price that is not less than the fair market value of such property (and in any event, equal to or in excess of the option purchase price) and (ii) rent or lease of the Stamford Property by the Borrower or any other Subsidiary on terms and conditions no less favorable, in the aggregate, than the Stamford Lease.

“Stamford Store Property” shall mean the real property located at 689 Canal Street and 699 Canal Street, Stamford, CT.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned,

Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower, including any newly formed subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Syndication Agent” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Commitments.

“Term Loan Maturity Date” shall mean August 17, 2018.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (i) of Section 2.01(a).  Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Total Debt” shall mean, at any time, the total Indebtedness of Holdings, the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (i), clause (j), clause (k) and clause (l) of the definition of such term, except, in the case of such clause (k), to the extent of any unreimbursed drawings thereunder).

“Total Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $40,000,000.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement and (c) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Uptown Store” shall mean the store operated by Fairway Uptown LLC located at 2328 12th Avenue, New York, New York, 10027, and any bona fide relocation thereof.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voluntary Prepayments” shall mean a prepayment of principal of Term Loans pursuant to Section 2.12 in any fiscal year to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans in any subsequent fiscal year.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning assigned to such term in Section 2.23(b).

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all types of tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03.  Pro Forma Calculations.  All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that (a) would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, (b) (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent, or (c) are required by the definition of Consolidated EBITDA.

SECTION 1.04.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.05.  Senior Debt.  The Loans and other Obligations are designated as “Senior Debt” for all purposes of the Glickberg Note.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment, and (ii) to make Revolving

Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.  Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)   Each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.  Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02.  Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $2,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)   Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)   Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)   If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof.  Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03.  Borrowing Procedure.  In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing, an Incremental Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing with an Interest Period in excess of one month or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof) and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.  Evidence of Debt; Repayment of Loans.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)   The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)   Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.  In addition, immediately prior to the termination of the Guarantee and Collateral Agreement in accordance with Section 7.15 thereof, the Collateral Agent may, on behalf of the Lenders, request that a portion of the Term Loans equal to the amount then secured by Mortgages on real property located in the State of New York be evidenced by such a promissory note, and, in connection with the termination of the Guarantee and Collateral Agreement and in lieu of providing a release of such Mortgages and/or similar documents, assign such promissory note and such Mortgages to a new lender or lenders designated by the Borrower, without recourse, representation or warranty by the Collateral Agent or any Secured Party and otherwise upon terms and conditions satisfactory to the Collateral Agent, subject to reimbursement by the Borrower in accordance with Section 7.15(d) of the Guarantee and Collateral Agreement. Concurrently with the execution of this Agreement, (a) Collateral Agent has acquired, on behalf of the Lenders, a $4,600,000 promissory note of the Borrower dated as of March 3, 2011 (the “Existing Note”) and secured by mortgages on real property located in the state of New York and (b) amended and restated all of the terms, covenants and conditions of the Existing Note, such amendment and restatement being evidenced by the execution and delivery of this Agreement in substitution for the Existing Note, but not in payment, satisfaction or cancelation of the indebtedness evidenced by the Existing Note.

SECTION 2.05.  Fees.  (a)  The Borrower agrees to pay to each Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of each Fiscal Quarter and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 1.00% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)   The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c)   The Borrower agrees to pay (i) to each Revolving Credit Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of each Fiscal Quarter and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each Letter of Credit the standard fronting, issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)   All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)   Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)   Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.  Default Interest.  If (i) the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document (other than amounts alleged to be due pursuant to Sections 2.14, 2.15 or 2.20 and subject to reasonable good faith dispute by the Borrower), by acceleration or otherwise, or (ii) any Event of Default has occurred and is continuing and the Required Lenders so elect, then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date of such election by the Required Lenders and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.  Termination and Reduction of Commitments.  (a)  The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date.  The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date.

(b)   Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $2,000,000, and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c)   Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10.  Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)  each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)  if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)  each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)  if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v)  any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi)  any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii)  no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(viii)  upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as the same Type of Borrowing (provided that in the case of a continuation as a Eurodollar Borrowing, the Interest Period shall be of one month’s duration).

SECTION 2.11.  Repayment of Term Borrowings.  (a)    (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans other than Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) and 2.23(d)) equal to (A) the percentage set forth below for such date multiplied by (B) the aggregate principal amount of all Term Loans outstanding as of the Closing Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Percentage
December 28, 2012	0.25%
March 29, 2013	0.25%
June 28, 2013	0.25%
September 27, 2013	0.25%
December 27, 2013	0.25%
March 28, 2014	0.25%
June 27, 2014	0.25%
September 26, 2014	0.25%
December 26, 2014	0.25%
March 27, 2015	0.25%
June 26, 2015	0.25%
September 25, 2015	0.25%
December 25, 2015	0.25%
April 1, 2016	0.25%
July 1, 2016	0.25%
September 30, 2016	0.25%
December 30, 2016	0.25%
March 31, 2017	0.25%

June 30, 2017	0.25%
September 29, 2017	0.25%
December 29, 2017	0.25%
March 30, 2018	0.25%
June 29, 2018	0.25%
Term Loan Maturity Date	94.25%

(ii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)   To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and the Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)   All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12.  Voluntary Prepayment.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent before 12:00 (noon), New York City time, in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent before 10:00 a.m., New York City time, on the date of prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000, in the case of Term Loans, or $200,000 and not less than $1,000,000, in the case of Revolving Loans.

(b)   Voluntary prepayments of Term Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11.

(c)   Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension.  All prepayments under this Section 2.12 shall be subject to Section 2.16, but otherwise without premium or penalty except as provided in Section 2.12(d), and other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments, shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d)   All prepayments of Loans under this Section 2.12 effected on or prior to the first anniversary of the Closing Date with the proceeds of a substantially concurrent issuance or incurrence of Indebtedness by Holdings, the Borrower or any Subsidiary (including any replacement or incremental term loan facility effected pursuant to an amendment of this Agreement) shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment if the interest rate spread applicable to such Indebtedness (whether designated as “applicable margin” or otherwise, and including in such interest rate spread any original issue discount for, and any upfront fees payable in connection with, such Indebtedness based on an assumed four-year average life of such Indebtedness) is, or upon satisfaction of the specified conditions could be, less than the Applicable Margin in respect of such Loans (based on the definition of the term “Applicable Margin” as in effect on the Closing Date); provided that no such prepayment fee shall be payable in connection with any refinancing of the entire Facility that occurs in connection with a Change of Control.  Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Lenders of the applicable Class, on the date of such prepayment.

SECTION 2.13.  Mandatory Prepayments.  (a)  In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit, in each case in an amount sufficient to eliminate such excess.

(b)   Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(e); provided that no such prepayment shall be required with respect to Net Cash Proceeds received pursuant to the Stamford Store Lease-Back Transaction.

(c)   No later than the earlier of (i) 120 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending on March 31, 2013, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to (A) if the Total Leverage Ratio as of the end of the fiscal year then ended is (1) greater than 5.00 to 1.00, 50% of Excess Cash Flow for the fiscal year then ended, (2) less than or equal to 5.00 to 1.00 but greater than 4.00 to 1.00, 25% of Excess Cash Flow for the fiscal year then ended and (3) less than or equal to 4.00 to 1.00, 0% of Excess Cash Flow for the fiscal year then ended, in each case minus (B) (x) Voluntary Prepayments and (y) repayments of Revolving Loans under Section 2.12 during such fiscal year, but only to the extent that the Revolving Credit Commitments are, concurrently with such repayments, permanently reduced and terminated; provided that such Voluntary Prepayments and repayments do not occur in connection with a refinancing of all or any portion of the Indebtedness so prepaid or repaid.

(d)   In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance or incurrence of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(f).

(e)   Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the Term Loans and the Other Term Loans and applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11(a)(i) and (ii), respectively.

(f)   The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least four days’ prior irrevocable written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14.  Reserve Requirements; Change in Circumstances.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)   If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)   A certificate of a Lender, the Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or its holding company or the Administrative Agent, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Issuing Bank or the Administrative Agent the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions;

provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15.  Change in Legality.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)   For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16.  Breakage.  The Borrower shall indemnify each Lender against any loss (excluding loss of margin) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any

Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17.  Pro Rata Treatment.  Subject to the express provisions of this Agreement (including Section 2.24) which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.  The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19.  Payments.  (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.  All payments received by the Administrative Agent after 12:00 (noon), New York City time shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)   Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower or any other Loan Party shall be required by law to deduct any Taxes from such payments, then (i) the Borrower or such Loan Party shall make such deductions, (ii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, each Lender  and the Issuing

Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest or expenses attributable to the failure or delay by the Administrative Agent, such Lender or the Issuing Bank to make such written demand to the Borrower within 90 days of becoming aware that such Indemnified Taxes have been levied, imposed or asserted against it), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Each Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender hereunder, and at such other time or times prescribed by applicable law, or as reasonably requested by the Borrower:

(i) a true, correct and properly completed and executed Form W-8 (or applicable successor form) establishing that payments to such Foreign Lender under this Agreement or any other Loan Document are completely exempt from withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party; or

(ii) in the case of a Foreign Lender that is not legally entitled to deliver a form described in Section 2.20(e)(i), both (1) a true, correct and properly completed and executed certificate of a duly authorized officer of such Foreign Lender in substantially the form of Exhibit J (the “Exemption Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code, and (2) a true, correct and properly completed and executed Form W-8 (or applicable successor form), together establishing that payments to such Foreign Lender under this Agreement or any other Loan Document are completely exempt from withholding tax under the portfolio interest exemption.

Any Lender that is not a Foreign Lender shall, upon written request of the Borrower, provide the Borrower (with a copy to the Administrative Agent) with a true, correct and properly completed and executed Form W-9 (or applicable successor form) certifying that such Lender is entitled to an exemption from U.S. backup withholding tax.  Notwithstanding any other provision of this Section 2.20, a Lender shall not be required to deliver any form or documentation pursuant to this paragraph that such Lender is not legally able to deliver.

If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or Borrower such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the Closing Date.

In addition, each Lender agrees to provide to the Borrower and Administrative Agent, upon the reasonable request of the Borrower, such other forms or documents as may be reasonably required under applicable law in order to establish an exemption from or eligibility for a reduction in the rate of imposition or assessment of any Indemnified Taxes imposed in respect of this Agreement or any other Loan Document.

(f)   In the event any Person determines that it has received a refund of any Taxes or Other Taxes as to which is has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, then such Person shall pay over such refund (but only to the extent of indemnity payments made or additional amounts paid by the Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Person and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund) to the Borrower within 20 Business Days from the date of receipt; provided, however, that the Borrower, upon the request of such Person, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to such Person in the event such Person is required to repay such refund to such Governmental Authority.  This clause (f) shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)   Each Lender shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph (g) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so payable absent manifest error.

SECTION 2.21.  Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a)  In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank), which consents shall not unreasonably be withheld or delayed, (C) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16), and (D) if, in the case of clause (iv) above, the affected Lender is required to so assign and delegate all of its interests, rights and obligations under this Agreement and the related Loan Documents prior to the first anniversary of the Closing Date following the failure of such Lender to consent to an amendment of this Agreement that would have the effect of reducing the effective yield of the Loans of such Lender, such Lender shall be paid a 1.00% fee on the principal amount of the Loans so assigned and delegated, provided that no such fee shall be payable in connection with any such amendment that occurs in connection with a Change of Control; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or the Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this paragraph (a) of Section 2.21.

(b)   If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (A) to file any certificate or document reasonably requested in writing by the Borrower or (B) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22.  Letters of Credit.  (a)  General.  The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its Wholly Owned Subsidiaries (in which case the Borrower and such Wholly Owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a). This Section 2.22 shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of each L/C Disbursement.

(b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $40,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)   Expiration Date.  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)   Participations.  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of the Existing Letters of Credit, effective upon the Closing Date). In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)   Reimbursement.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f)   Obligations Absolute.  The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g)   Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h)   Interim Interest.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i)   Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders.  Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)   Cash Collateralization.  If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of a Default or an Event of Default under paragraphs (g) or (h) of Section 7.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01.  Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and

(iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)   Additional Issuing Banks.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank.  Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

SECTION 2.23.  Incremental Term Loans.  (a)    The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $1,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b)   The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith.  The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement.  Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the average life to maturity of the Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and (iii) if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (A) the margin above the Adjusted LIBO Rate on such Other Term Loans, (B) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (x) the average life to maturity of such Other Term Loans and (y) four and (C) the amount of any “LIBOR floor” applicable to such Other Term Loans on the date such Other Term Loans are made (or available to be made)) exceeds by more than 50 basis points the sum of (X) the Applicable Margin then in effect for Eurodollar Term Loans, (Y) the amount of the original initial discount of such Eurodollar Term Loans (expressed as a percentage of the Eurodollar Term Loans) divided by four and (Z) the amount of any “LIBOR floor” applicable to such Eurodollar Term Loans (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c)   Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, (A) the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and (B) after giving effect to the making of any Incremental Loans and the use of the proceeds thereof, the First Lien Leverage Ratio shall not exceed 6.00 to 1.00, after giving pro forma effect to any event occurring after the last day of the most recently ended fiscal quarter for which financial statements have been delivered, as to which pro forma recalculation is appropriate (including any Permitted Acquisition occurring after such period), as set forth in Section 1.03, as if such transaction had occurred as of the first day of the period for which the First Lien Leverage Ratio is determined, (ii) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (iii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, including, with respect to each Mortgage, either (A) a legal opinion to the effect that such Mortgage secures both the Term Loans and the Incremental Term Loans in accordance with Section 3.19(c) or (B) an amendment to such Mortgage and either a new title insurance policy or a modification or similar endorsement to the Collateral Agent’s title insurance policy with respect to such Mortgage insuring that such Mortgage complies with Section 3.19(c).

(d)   Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16.  If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation.

(e)   The Sponsor shall have the right to participate in any Incremental Term Loan Commitments, provided that the Sponsor and its Affiliates may not own more than 20% of the aggregate principal amount of Loans and Commitments then outstanding.

SECTION 2.24.  Auctions.  Notwithstanding anything to the contrary contained in this Agreement, Sponsor or the Borrower may purchase (an “Auction Purchase”) outstanding Term Loans at less than 95% of par pursuant to one or more auctions (each, an “Auction”) on the following basis:

(a)   All Lenders shall be permitted (but not required) to participate in each Auction.  Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Term Loans for sale in the Auction.

(b)   Each Auction Purchase shall be subject to the conditions that (i) none of Sponsor, Holdings, the Borrower or any of their respective directors or officers is aware of any material non-public information with respect to the business of Holdings, the Borrower and the Subsidiaries at the time of such Auction that if made public, would reasonably be expected to have a material positive effect on the market price of the Term Loans subject to such Auction, (ii) if Term Loans are purchased by the Borrower, immediately prior to and after giving effect to the Auction Purchase, no Default or Event of Default shall have occurred and be continuing, (iii) if Term Loans are purchased by the Borrower, immediately after giving effect to the Auction Purchase, the sum of (A) the Borrower’s cash on hand and (B) the remaining available balance of the Revolving Credit Commitments shall be at least equal to the aggregate amount of all Revolving Credit Commitments, (iv) any Term Loans purchased by the Borrower pursuant to this Section 2.24 shall be immediately and permanently retired and shall no longer be deemed outstanding, (v) immediately after giving effect to the Auction Purchase, Sponsor and its

Affiliates (excluding the Borrower) shall hold $25,000,000 or less of Loans and Commitments, excluding any Loans or Commitments provided by the Sponsor or such Affiliates pursuant to Section 2.23 (and in any event the Sponsor and its Affiliates may not own more than 20% of the aggregate principal amount of Loans and Commitments then outstanding, including any such Loans and Commitments pursuant to Section 2.23) and (vi) if Term Loans are purchased by Sponsor, Sections 9.04(l)(ii), (iii) and (iv) shall apply to Sponsor, in its capacity as an Affiliate Lender.

(c)   All Term Loans purchased by the Borrower pursuant to this Section 2.24 shall be accompanied by all accrued and unpaid interest on the par principal amount so purchased to, but not including, the date of the Auction Purchase.

(d)   Each Auction shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.

(e)   This Section 2.24 shall neither (i) require Sponsor nor the Borrower to undertake any Auction nor (ii) limit or restrict the Borrower from making voluntary prepayments of Loans in accordance with the provisions of Section 2.12.  Sections 2.17 and 2.18 shall not apply to any Auction Purchases pursuant to this Section 2.24.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01.  Organization; Powers.  Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02.  Authorization.  The Transactions (a) have been duly authorized by all requisite corporate, limited liability company, partnership and, if required, stockholder, member and partner action and (b) will not (i) violate (A) any provision of (1) law, statute, rule or regulation, or (2) the certificate, articles of incorporation, operating agreements, partnership agreements or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which

Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents), except to the extent that any failure or failures of clause (b)(i)(C) or (b)(ii) of this Section 3.02 to be true and correct has not, individually or in the aggregate, resulted in, and could not, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.03.  Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.04.  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required to be made or obtained by Holdings, the Borrower or any Subsidiary in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05.  Financial Statements.  Holdings has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (a) as of and for the fiscal years ended March 28, 2010, April 3, 2011, and April 1, 2012, audited by and accompanied by the opinion of Grant Thornton LLP, independent public accountants and (b) as of and for the Fiscal Quarter and the portion of the fiscal year ended July 1, 2012, certified by its chief financial officer.  Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Holdings and its consolidated subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except as otherwise expressly noted therein), subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

SECTION 3.06.  No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results of Holdings, the Borrower and the Subsidiaries, taken as a whole, since April 1, 2012.

SECTION 3.07.  Title to Properties; Possession Under Leases.  (a)  Except as set forth on Schedule 3.07, each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)   Each of Holdings, the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(c)   As of the Closing Date, neither Holdings nor the Borrower has received any written notice of, nor do any officers of the Borrower have any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d)   As of the Closing Date, none of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08.  Subsidiaries.  (a)  Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

(b)   Holdings has no direct subsidiaries other than the Borrower.  Holdings owns 100% of the outstanding Equity Interests of the Borrower.  The shares of capital stock of the Borrower are fully paid and non-assessable and are owned by Holdings directly, free and clear of all Liens (other than Liens created under the Security Documents).

SECTION 3.09.  Litigation; Compliance with Laws.  (a)  Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened (in writing) against Holdings or the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)   Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09(a) that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(c)   None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning and building law, ordinance, code or approval, permit, Environmental Law and Environmental Permit) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(d)   Except as set forth on Schedule 3.09(d), certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

SECTION 3.10.  Agreements.  (a)  None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)   None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Federal Reserve Regulations.  (a)  None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)   No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.  Investment Company Act.  None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13.  Use of Proceeds.  The Borrower intends to (a) use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement and (b) use the proceeds of Incremental Term Loans to finance Permitted Acquisitions (including the payment of related fees and expenses) and for general corporate purposes of the Borrower and its subsidiaries (including financing for new store growth).

SECTION 3.14.  Tax Returns.  Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15.  No Material Misstatements.  None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken together, contained, as of the date of the Confidential Information Memorandum or the date such other information was provided, any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents and warrants only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16.  Employee Benefit Plans.  With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where the failure to so comply has not, individually or in the aggregate, resulted in, and could not, individually or in the aggregate, reasonably be expected to result in, a material liability to the Borrower. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.16, the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715-30, as amended or revised from time to time) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount that, if required to be paid by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715-30, as amended or revised from time to time) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.17.  Environmental Matters.  (a)  Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permits, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)   Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or could, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.18.  Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for the Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid.  The Borrower and the Subsidiaries have insurance in such amounts with such deductibles and covering such risks and liabilities as management believes are customarily maintained by companies of a similar size to the Borrower, engaged in the same or similar businesses as the Borrower and operating in the same or similar locations as the Borrower.

SECTION 3.19.  Security Documents.  (a)  The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, Deposit Accounts, Investment Property and Pledged Collateral, as such terms are defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b)   Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), any Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c)   The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.20.  Location of Real Property and Leased Premises.  As of the date hereof, the Borrower and the Subsidiaries do not own any real property.  Schedule 3.20 lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20, except as set forth therein.

SECTION 3.21.  Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened in writing. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.22.  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23.  Senior Indebtedness.  The Obligations constitute “Senior Debt” under the Glickberg Note.

SECTION 3.24.  Sanctioned Persons.  None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower does not intend to directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01.  All Credit Events.  On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)   The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.22(b).

(b)   The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)   At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b), and (c) of this Section 4.01.

SECTION 4.02.  First Credit Event.  On the Closing Date:

(a)   The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of Fulbright & Jaworski L.L.P., counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit G (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

(b)   All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.

(c)   The Administrative Agent shall have received (i) a copy of the certificate, articles of incorporation or other constitutive document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying, to the extent applicable to such Loan Party, (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate, articles of incorporation, operating agreement or other constitutive document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(d)   The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(e)   The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)   The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g)   The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h)   (i)  Each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) (or a lender’s title insurance policy, in form and substance acceptable to the Collateral Agent, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders.

(i)   The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(j)   All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the Series A Preferred Stock and Series B Preferred Stock of Holdings and any other preferred stock issued on the same terms as the Series A Preferred Stock or Series B Preferred Stock of Holdings outstanding immediately prior the Closing Date and (c) Indebtedness set forth on Schedule 6.01.

(k)   The Lenders shall have received the financial statements and opinion referred to in Section 3.05, none of which shall demonstrate a material adverse change in the financial condition of the Borrower or any of the Subsidiaries from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders.

(l)   The Administrative Agent shall have received a certificate from the chief financial officer of Holdings, certifying that each of the Loan Parties, after giving effect to the Transactions to occur on the Closing Date, is solvent.

(m)   All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(n)   The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01.  Existence; Compliance with Laws; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)   Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (except for ordinary wear and tear), and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02.  Insurance.  (a)  Keep its insurable properties insured at all times by insurers that management believes are financially sound and reputable; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as management believes are adequate and customarily maintained by companies of similar size as the Borrower, engaged in the same or similar businesses as the Borrower and operating in the same or similar locations as the Borrower, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)   Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the

Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)   If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

(d)   With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which management believes is customarily maintained by companies of similar size as the Borrower, engaged in the same or similar businesses as the Borrower and operating in the same or similar locations as the Borrower, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

(e)   Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

SECTION 5.03.  Obligations and Taxes.  Pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04.  Financial Statements, Reports, etc.  In the case of Holdings, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)   within 120 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Grant Thornton LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a “management’s discussion and analysis of financial condition and results of operations” discussion;

(b)   within 60 days after the end of each of the first three Fiscal Quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such Fiscal Quarter and the results of its operations and the operations of such subsidiaries during such Fiscal Quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a “management’s discussion and analysis of financial condition and results of operations” discussion;

(c)   concurrently with any delivery of financial statements under paragraph (a), or (b) above, a certificate of a Financial Officer in the form of Exhibit H (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth Holdings’ calculation of Excess Cash Flow;

(d)   concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that as of the last day of the immediately preceding fiscal year no Event of Default or Default has occurred with respect to Sections 6.10, 6.11 or 6.12 or, if such an Event of Default or Default has occurred, specifying the extent thereof in reasonable detail;

(e)   within 30 days after the beginning of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget, it being understood that such budget constitutes Private Lender Information (as such term is defined in the Commitment Letter) and that the Loan Parties do not intend to make such budget, which could be considered material with respect to the Loan Parties for purposes of United States Federal and state securities laws, publicly available;

(f)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g)   promptly after the receipt thereof by Holdings or the Borrower or any of their respective subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(h)   promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

The Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to paragraphs (a), (b), (c) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by the fourth paragraph of Section 9.01 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph.

SECTION 5.05.  Litigation and Other Notices.  Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt, but in no event later than fifteen Business Days after the date on which the Borrower or Holdings acquires knowledge thereof, written notice of the following:

(a)   any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)   the filing or commencement of, or the receipt of any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings, the

Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(c)   any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06.  Information Regarding Collateral.  (a)  Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)   In the case of Holdings, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07.  Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and, so long as no Default or Event of Default has occurred and is continuing, upon reasonable prior notice, and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.

SECTION 5.08.  Use of Proceeds.  Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09.  Employee Benefits.  (a) Comply in all material respects with the applicable provisions of ERISA and the Code with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) furnish to the Administrative Agent as soon as practicable after, and in any event within ten days after any responsible officer of Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in material liability of Holdings, the Borrower or any ERISA Affiliate, a statement of a Financial Officer of Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.

SECTION 5.10.  Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons occupying or operating its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct any response or remedial action in accordance in all material respects with Environmental Laws; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any response or remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, except to the extent such response or remedial action is necessary to prevent or abate an imminent and substantial danger to human health or the environment.

SECTION 5.11.  Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Holdings, the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, the Loan Parties shall provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance with, or response or remedial action under, Environmental Law in connection with such Default.

SECTION 5.12.  Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.  The Borrower will cause any subsequently acquired or organized Domestic Subsidiary to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent.  In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (including real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.12.  The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the (a) acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $500,000 and (b) execution of any lease or the acquisition of any real property by it or any of the Subsidiaries for a store or retail location in addition to the store and retail locations listed on Schedule 5.12 and shall grant a Mortgage with respect to any such real property within 90 days after such location opens for business to the public. In addition, if the Administrative Agent so requests, Borrower will provide the Administrative Agent with a certificate of a Responsible Officer setting forth the Borrower’s good faith estimate of the value of any such real property, store or retail location designated by the Administrative Agent and such other information as to the value of such real property, store or retail location as the Administrative Agent shall reasonably request.

SECTION 5.13.  Interest Rate Protection.  No later than the 60th day following receipt of a request from the Administrative Agent to do so, the Borrower shall enter into, and for a minimum of two years thereafter maintain, Hedging Agreements reasonably acceptable to the Administrative Agent (including by extending and/or amending Hedging Agreements entered into in order to comply with the corresponding covenant to this Section 5.13 in the Existing Credit Agreement) that result in at least 50% of the aggregate principal amount of its funded long-term Indebtedness being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent; provided, however, that the Administrative Agent shall not make such request unless the LIBO Rate for a one-month Interest Period is then in excess of 1.50% and has exceeded 1.50% for ten consecutive Business Days.

SECTION 5.14.  Investor Calls.  No later than the seventh day after the delivery of financial statements under Section 5.04(a) or (b), the Financial Officers of Holdings shall hold a conference call with the Lenders to present a “management’s discussion and analysis of financial condition and results of operations” discussion on the financial statements so delivered, as well as to answer any reasonable questions from Lenders about such financial statements; provided, however, that following the Initial Public Offering, Holdings may satisfy its obligations under this Section 5.14 by inviting the Lenders to the investor call it holds for its stockholders; provided further that the Financial Officers of Holdings shall not be required to hold such conference call in connection with the delivery of financial statements for the first fiscal quarter of the fiscal year ending March 31, 2013.  Holdings shall provide to Lenders notice of such conference calls at least two Business Days prior to the date thereof.

SECTION 5.15.  Post-Closing Obligations.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that within the time periods set forth in Schedule 5.15, or within such longer period or periods that the Administrative Agent in its sole discretion may permit, Holdings and the Subsidiaries shall deliver to the Administrative Agent the documents, and perform the actions, set forth on Schedule 5.15.

SECTION 5.16.  Public Ratings.  Upon the consummation of an Initial Public Offering, (i) each of Holdings and Borrower shall use commercially reasonable efforts to obtain, as soon as is practicable and in any event no more than ninety (90) days after the consummation of such Initial Public Offering (which 90-day period may be extended by the Administrative Agent in its sole discretion), public ratings for the Credit Facilities from each of S&P and Moody’s and thereafter, shall use commercially reasonable efforts to cause the Credit Facilities to be continuously publicly rated by S&P and Moody’s and (ii) Borrower shall use commercially reasonable efforts to obtain, as soon as is practicable and in any event no more than ninety (90) days after the consummation of such Initial Public Offering (which 90-day period may be extended by the Administrative Agent in its sole discretion), and maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of Holdings.  For the avoidance of doubt, a failure by Holdings or the Borrower to obtain the ratings described in this Section 5.16 within the 90-day period (as extended, if applicable) set forth in clause (i) or (ii) hereof shall not constitute a default so long as each of Holdings and the Borrower have used commercially reasonable efforts to obtain such ratings within such period.

ARTICLE VI

Negative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01.  Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created hereunder and under the other Loan Documents, including Incremental Term Loans;

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as any such Indebtedness owed to a Subsidiary that is not a Subsidiary Guarantor is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $5,000,000 at any time outstanding;

(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $5,000,000 at any time outstanding;

(f) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(g) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing;

(h) Indebtedness in respect of those Hedging Agreements incurred pursuant to Section 5.13 or in the ordinary course of business and consistent with prudent business practice;

(i) other Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(j) Indebtedness to Sponsor incurred solely to refinance the Glickberg Note; provided that such Indebtedness (i) is incurred only by those Loan Parties that are obligors under the Glickberg Note, (ii) has terms no less favorable to the Borrower and the Subsidiaries than the Glickberg Note and (iii) is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms applicable to the Glickberg Note; and

(k) Indebtedness consisting of interest paid in-kind on the Glickberg Note at the rate set forth therein on the date hereof.

SECTION 6.02.  Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02 or reflected in the title insurance policies delivered to the Administrative Agent; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens for taxes, assessments, water charges, sewer rents or governmental charges which are not yet delinquent or which are being contested in compliance with Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, construction or other like Liens arising in the ordinary course of business and securing obligations which are (i) incident to the construction, operation, maintenance, repair, restoration or improvement of any property or asset and (ii) (A) not yet delinquent or (B) being contested in compliance with Section 5.03;

(f) Liens, pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations but including new store leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(j) judgment Liens securing judgments not constituting an Event of Default under Section 7.01;

(k) Liens in favor of collecting banks arising under Section 4-210 of the New York UCC and Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(l) any interest or title of a lessor or licensor under any operating lease or license entered into by any Loan Party in the ordinary course of business and covering only the assets leased or licensed; and

(m) other Liens securing liabilities in an aggregate amount not to exceed $5,000,000 at any time outstanding.

SECTION 6.03.  Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04.  Investments, Loans and Advances.  Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

(a) (i) investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries and (ii) additional investments by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiary

Guarantors; provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party to a Subsidiary that is not a Subsidiary Guarantor shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, and (ii) any such loans and advances made by a Subsidiary that is not a Subsidiary Guarantor to a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $500,000;

(f) the Borrower and the Subsidiaries may enter into Hedging Agreements that (i) are required by Section 5.13 or (ii) are not speculative in nature and are related to income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases from foreign suppliers;

(g) the Borrower or any Subsidiary may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by Holdings, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; (iii) the Acquired Entity is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia, and (iv) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive Fiscal Quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the

Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 6.12, that the maximum Total Leverage Ratio permitted at the time by such Section was in fact the lower of (x) the Total Leverage Ratio on the date hereof and (y) 0.25 to 1.00 less than the ratio actually provided for in such Section at such time); (C) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (D) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);

(h) trade credit extended in the ordinary course of business;

(i) Investments by the Borrower in Hedging Agreements permitted under Section 6.01(i); and

(j) in addition to investments permitted by paragraphs (a) through (i) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (i) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $4,000,000 in the aggregate.

SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions.  (a)  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (A) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (C) the Borrower and the Subsidiaries may make Permitted Acquisitions.

(b)    Make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 85% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed $25,000,000 in the aggregate, and (iv) the assets sold, transferred, leased or disposed of do not include the Broadway Store or the Uptown Store, except that the Borrower may sell (A) the option to purchase the Stamford Store Property or (B) the Stamford Store Property in connection with the Stamford Store Lease-Back Transaction.

SECTION 6.06.  Restricted Payments; Restrictive Agreements.  (a)  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or make any principal payment, interest payment or other payment on any loan or advance made under Section 7.02(a); provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders and Holdings may declare and pay dividends in the form of common stock of Holdings, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may make distributions to Holdings so that Holdings may repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to such employees upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $3,000,000 in any fiscal year, (iii) the Borrower may make distributions to Holdings, in an amount made by the Borrower not to exceed $250,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business, (iv) the Borrower may make distributions to Holdings in an amount necessary to enable Holdings to pay the Tax liabilities of Holdings, the Borrower and the Subsidiaries directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that the amount of distributions made pursuant to this clause (iv) shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, State and local taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers, (v) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make distributions to Holdings to the extent necessary to permit Holdings to pay Management Fees to Manager in accordance with the Management Agreement, and the Borrower and Holdings may pay Management Fees to Manager in accordance with the Management Agreement, provided that any such distribution for the payment of a Management Fee not permitted to be made as a result of the restrictions in this Agreement may be made in a subsequent period, (vi) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may make distributions to Holdings in an amount necessary to permit Holdings to pay interest, when due and payable, on the Glickberg Note, (vii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make Restricted Payments with the Net Cash Proceeds of the sale of Equity Interests of Holdings in a Public Offering substantially simultaneously with, and in any event within

20 days of, receipt thereof, (viii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make distributions to Holdings in an amount not to exceed the amount of Cumulative Retained Excess Cash Flow and Holdings may make Restricted Payments with such proceeds substantially simultaneously with receipt thereof, provided that at the time of, and after giving effect to, such distribution and such Restricted Payment, the Borrower’s Total Leverage Ratio shall be no more than 4.50 to 1.00, (ix) the Borrower may make any and all payments in respect of Loans held by the Sponsor or its Affiliates in accordance with the terms of this Agreement, (x) any non-cash distribution to Holdings or by Holdings to its stockholders effected solely as a means of transferring the option to purchase the Stamford Store Property to Sponsor or any of its Affiliates as contemplated by Section 6.07, (xi) the Borrower may make distributions to Holdings to permit Holdings to pay a fee to the Manager relating to the termination of the Management Agreement in connection with an Initial Public Offering so long as no Event of Default shall have occurred and be continuing or would result therefrom and (xii) the Borrower may make distributions to Holdings to permit Holdings to pay a cash bonus to Howard Glickberg under his employment agreement in effect on the date hereof in connection with the termination of the Management Agreement so long as no Event of Default shall have occurred and be continuing or would result therefrom; provided, however, that all distributions made to Holdings pursuant to clauses (ii), (iii), (iv), (v) and (vi) are used by Holdings for the purposes specified therein within 20 days of the receipt thereof.

(b)   Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07.  Transactions with Affiliates.  Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (i) the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) the Borrower or any Subsidiary may perform all obligations under leases with Affiliates existing on the Closing Date, (iii) Holdings, the Borrower or any Subsidiary may pay Management Fees to Manager pursuant to the Management Agreement, (iv) Holdings, the Borrower or any Subsidiary may enter into, and perform under, employment agreements with their respective officers entered into in the ordinary course of business and approved by the board of directors of Holdings, (v) Holdings and the Borrower may perform their respective obligations in respect of the Glickberg Note, (vi) the Borrower may make any and all payments in respect of Loans held by the Sponsor or its Affiliates in accordance with the terms of this Agreement, (vii) Holdings and Borrower may repay all or a portion of the Glickberg Note in accordance with Section 6.09(b), (viii) Holdings may perform its obligations under the Registration Rights Agreement, dated as of January 18, 2007, to which it is a party, (ix) the Borrower or its applicable Subsidiary may transfer for any or no consideration to the Sponsor or any of its Affiliates the right to purchase the Stamford Store Property pursuant to the Stamford Lease, (x) Holdings or the Borrower may pay a fee to the Manager relating to the termination of the Management Agreement in connection with an Initial Public Offering so long as no Event of Default shall have occurred and be continuing or would result therefrom, (xi) Holdings or the Borrower may pay a cash bonus to Howard Glickberg under his employment agreement in effect on the date hereof in connection with the termination of the Management Agreement so long as no Event of Default shall have occurred and be continuing or would result therefrom, (xii) Holdings may, subject to Section 6.06, redeem its preferred stock with the Net Cash Proceeds of an Initial Public Offering promptly after the completion of such Initial Public Offering, (xiii) Holdings may, in connection with an Initial Public Offering, effect a reclassification of its common stock into two classes of common stock.

SECTION 6.08.  Business of Holdings, Borrower and Subsidiaries.  (a)    With respect to Holdings, (i) engage in any business activities or have any assets or liabilities other than (A) its ownership of the Equity Interests of the Borrower and activities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement and guarantees of leases of Subsidiaries, and (B) the issuance and sale of Equity Interests of Holdings in a Public Offering and, thereafter, activities incidental to the status of Holdings as a public reporting company, or (ii) permit any Liens on the Equity Interests of the Borrower other than Liens in favor of the Lenders.

(b)   With respect to the Borrower and the Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

SECTION 6.09.  Subordinated Indebtedness and Other Agreements.  (a)  Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any subordinated Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such subordinated Indebtedness in a manner adverse to Holdings, the Borrower, any of the Subsidiaries or the Lenders or (ii) any waiver or amendment of (A) its certificate of incorporation or by-laws or other organizational documents if such waiver or amendment is adverse to the Lenders (in their capacity as such) in any material respect, or (B) the Management Agreement to the extent such amendment would increase the cash fees paid thereunder.  For the avoidance of doubt, an amendment to the Management Agreement that would (i) result in additional Management Fees being accrued rather than paid in cash or (ii) provide for the termination of the Management Agreement upon the payment of a fee in accordance with Section 6.06, would not be prohibited by this Section 6.09.  Notwithstanding the foregoing, the Borrower may amend the Glickberg Note to allow for the payment of additional “pay-in-kind” interest.

(b)   (i)  Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay or prepay, or commit to pay or prepay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any subordinated Indebtedness except (x) refinancings of subordinated Indebtedness permitted by Section 6.01 and (y) prepayment of the Glickberg Note with (1) cash proceeds received by Holdings from contributions to its equity capital by, or the sale of its Equity Interests to, the Sponsor or with the Net Cash Proceeds of the sale of Equity Interests of Holdings in a Public Offering, provided that (I) no Default or Event of Default shall have occurred and shall be continuing at the time of such prepayment and (II) such prepayment is made within 20 days of receipt of such cash proceeds, or (2) the proceeds of the Term Loans, provided that (I) no Default or Event of Default shall have occurred and shall be continuing at the time of such prepayment and (II) such prepayment is made within 60 days following the Closing Date, or (ii) pay in cash any amount in respect of any subordinated Indebtedness that may at the obligor’s option be paid in kind or in other securities.

SECTION 6.10.  Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries, excluding Capital Expenditures to the extent funded with Qualified Equity Proceeds or proceeds of Excluded Contributions, in any period set forth below to exceed the amount set forth below for such period:

Period	Amount

April 2, 2012 to March 31, 2013	$80,000,000
April 1, 2013 to March 30, 2014	$80,000,000
March 31, 2014 to March 29, 2015	$80,000,000
March 30, 2015 to April 3, 2016	$80,000,000
April 4, 2016 to April 2, 2017	$80,000,000
April 3, 2017 and thereafter	$80,000,000

The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on March 30, 2014, shall be increased (but not decreased) by (a) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (b) an amount equal to Capital Expenditures carried forward to such preceding fiscal year.

SECTION 6.11.  Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any period of four consecutive Fiscal Quarters, in each case taken as one accounting period, ending on a date set forth below to be less than the ratio set forth opposite such date below:

Date or Period	Ratio

December 30, 2012	1.50 to 1.00
March 31, 2013	1.50 to 1.00
June 30, 2013	1.50 to 1.00
September 29, 2013	1.75 to 1.00
December 29, 2013	1.75 to 1.00
March 30, 2014	1.75 to 1.00
June 29, 2014	2.00 to 1.00
September 28, 2014	2.25 to 1.00
December 28, 2014	2.25 to 1.00
March 29, 2015	2.25 to 1.00
June 28, 2015	2.25 to 1.00
September 27, 2015	2.25 to 1.00
December 27, 2015	2.50 to 1.00
April 3, 2016	2.50 to 1.00
July 3, 2016	2.60 to 1.00
October 2, 2016	2.60 to 1.00
January 1, 2017	2.70 to 1.00
April 2, 2017	2.80 to 1.00
July 2, 2017	2.90 to 1.00
October 1, 2017	3.00 to 1.00
December 31, 2017	3.10 to 1.00
April 1, 2018	3.25 to 1.00
July 1, 2018	3.25 to 1.00

SECTION 6.12.  Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio on a date or at any time during a period set forth below to be greater than the ratio set forth opposite such date or period below:

Date or Period	Ratio

October 1, 2012 to December 30, 2012	6.50 to 1.00
December 31, 2012 to March 31, 2013	6.50 to 1.00
April 1, 2013 to June 30, 2013	6.50 to 1.00
July 1, 2013 to September 29, 2013	6.25 to 1.00

September 30, 2013 to December 29, 2013	6.00 to 1.00
December 30, 2013 to March 30, 2014	5.75 to 1.00
March 31, 2014 to June 29, 2014	5.50 to 1.00
June 30, 2014 to September 28, 2014	5.25 to 1.00
September 29, 2014 to December 28, 2014	5.00 to 1.00
December 29, 2014 to March 29, 2015	4.75 to 1.00
March 30, 2015 to June 28, 2015	4.50 to 1.00
June 29, 2015 to September 27, 2015	4.25 to 1.00
September 28, 2015 to December 27, 2015	4.25 to 1.00
December 28, 2015 to April 3, 2016	4.25 to 1.00
April 4, 2016 to July 3, 2016	3.50 to 1.00
July 4, 2016 to October 2, 2016	3.50 to 1.00
October 3, 2016 to January 1, 2017	3.50 to 1.00
January 2, 2017 to April 2, 2017	3.50 to 1.00
April 3, 2017 to July 2, 2017	3.00 to 1.00
July 3, 2017 to October 1, 2017	2.90 to 1.00
October 2, 2017 to December 31, 2017	2.75 to 1.00
January 1, 2018 to April 1, 2018	2.70 to 1.00
April 2, 2018 to July 1, 2018	2.70 to 1.00
July 2, 2018 and thereafter	2.70 to 1.00

SECTION 6.13.  Fiscal Year.  With respect to Holdings and the Borrower, change their fiscal year-end to a date other than the Sunday closest to March 31, except as permitted under GAAP.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.02, 5.05 or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of Holdings or the Borrower;

(f) (i)  Holdings, the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace periods), other than, with respect to the Glickberg Note, as a result of the subordination provisions of the Glickberg Note, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other

Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $4,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $10,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby;

(m) any subordinated Indebtedness of Holdings, the Borrower and the Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02.  Right to Cure.  (a)  Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower would not otherwise be in compliance with any of the covenants set forth in Section 6.10, 6.11 or 6.12, then not later than 30 days after the earlier of (i) the day on which a certificate of compliance is required to be delivered under Section 5.04(c) and (ii) the day on which financial statements are required to be delivered under Section 5.04(a) or Section 5.04(b), and no earlier than the day that is the last day of the relevant Fiscal Quarter, Holdings shall have the right to issue Permitted Cure Securities for cash and to contribute any such cash to the Borrower either as (x) common equity or (y) a loan or advance that does not require any cash payment prior to the Term Loan Maturity Date (collectively, the “Cure Right”), and upon receipt by the Borrower of such cash (the “Specified Equity Contribution”) pursuant to the exercise by Holdings of such Cure Right, such covenant shall be recalculated giving effect to the Specified Equity Contribution.

(b)   If, after giving effect to the recalculations set forth in paragraph (a) above, the Borrower shall then be in compliance with the covenants set forth in Sections 6.10, 6.11 and 6.12, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such covenants that had occurred shall be deemed cured for this purposes of this Agreement.

(c)   Notwithstanding anything herein to the contrary, (i) in each four Fiscal Quarter period there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (ii) no more than four Specified Equity Contributions may be made pursuant to this Section 7.02, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the covenants set forth in Sections 6.10, 6.11 and 6.12, (iv) all Specified Equity Contributions shall be disregarded for all purposes under this Agreement other than determining compliance with the covenants set forth in Sections 6.11 and 6.12 and (v)  Specified Equity Contributions shall not reduce Indebtedness on a pro forma basis for purposes of determining compliance with the covenants set forth in Sections 6.11 and 6.12.

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Etc.

Each Lender and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Collateral Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be.  Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing

Bank, in which case such resigning Agent (a) shall not be required to issue any further Letters of Credit hereunder and (b) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by such Agent on behalf of the Secured Parties at such sale or other disposition.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arranger, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Lead Arranger, the Syndication Agent and the Documentation Agent

shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents.  Without limitation of the foregoing, the Lead Arranger, the Syndication Agent and the Documentation Agent, in their capacities as such, shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices; Electronic Communications.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)   if to the Borrower or Holdings, to it at 2284 12th Avenue, New York, New York 10027, Attention: Chief Financial Officer (Fax No. 646-224-1346), with a copy to General Counsel (Fax No. 646-616-8072);

(b)   if to the Administrative Agent, to Credit Suisse AG, Agency Manager, One Madison Avenue, New York, NY 10010, Fax: 212-322-2291, email: agency.loanops@credit-suisse.com;

(c)   if to the Collateral Agent, to Credit Suisse AG, One Madison Avenue, 2nd Floor, New York, NY 10010, Attn: Loan Operations - Boutique Management, Tel: 212-538-3525, e-mail: nirmala.durgana@credit-suisse.com and list.ops-collateral@credit-suisse.com; and

(d)   if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.22, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public

Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the

Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, any Lender or the Issuing Bank.

SECTION 9.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.  Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)   Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower (failure to provide or delay in providing such notice shall not invalidate such assignment) and the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of a Revolving Credit Commitment, each of the Borrower and the Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided that the consent of the Borrower shall not be required for any such assignment made (A) to another Revolving Credit Lender or (B) after the occurrence and during the continuance of any Default or Event of Default), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), (iv) the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms (including the tax forms required pursuant to Section 2.20(e) hereof), (v) in the case of any assignment to an Eligible Assignee that is or would be, upon giving effect to such assignment, an Affiliate Lender, such assignment shall be subject to the provisions of Section 9.04(l) and (vi) a Lender may not make any assignment to Sponsor or its Affiliates of any Revolving Credit Commitment or Revolving Loan. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)   By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) if such assigning Lender is an Affiliate Lender, such assigning Lender represents and warrants that such assigning Lender (and, if such assigning Lender is not the Sponsor, the Sponsor) is not aware of any material non-public information with respect to the business of Holdings, the Borrower and the Subsidiaries at the time of the proposed assignment that (i) has not been disclosed to the counterparty to such assignment (other than because such counterparty does not wish to receive material non-public information with respect to the business of the Borrower, Holdings and the Subsidiaries) prior to such date and (ii) if made public, would reasonably be expected to have a material negative effect on the market price of the assigned Loans; (v) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (vi) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)   Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)   Each Lender may without the consent of the Borrower, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, and only if such participant provides any necessary documentation under Section 2.20 as if it were a Lender hereunder), and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than, if agreed to between such participating bank or Person and the applicable Lender, amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral).  To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.  Any Lender that sells participations as permitted hereunder shall collect from such participants the forms, certificates or other documents described in Section 2.20(e) as if such participant were a Lender, and shall provide them to the Borrower.  Each Lender having sold a participation under this Agreement, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register (the “Participant Register”) for the recordation of the names and addresses of such participants and the rights, interests or obligations of such participants in any Loan and in any right to receive any payments hereunder.  The Participant Register shall be available for inspection by the Borrower and the Administrative Agent at any time and from time to time upon reasonable prior notice.

(g)   Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)   Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)   Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k)   In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company

(or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(l)   (i)  Notwithstanding anything to the contrary contained in this Agreement, any Term Lender may assign all or a portion of its Term Loans to any person who, after giving effect to such assignment, would be an Affiliate Lender, with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided that:

(a) each Affiliate Lender represents and warrants that such Affiliate Lender (and, if Affiliate Lender is not the Sponsor, the Sponsor) is not aware of any material non-public information with respect to the business of Holdings, the Borrower and the Subsidiaries at the time of the proposed assignment that (i) has not been disclosed to the counterparty to such assignment (other than because such counterparty does not wish to receive material non-public information with respect to the business of the Borrower, Holdings and the Subsidiaries) prior to such date and (ii) if made public, would reasonably be expected to have a material positive effect on the market price of the assigned Loans; and

(b) a Lender may not make an assignment to Sponsor or its Affiliates (other than the Borrower) if, after such assignment, Sponsor and its Affiliates (other than the Borrower) would hold more than $25,000,000 of Loans and Commitments, excluding any Loans or Commitments provided by the Sponsor or such Affiliate pursuant to Section 2.23 (or in any event the Sponsor and its Affiliates would own more than 20% of the aggregate principal amount of Loans and Commitments then outstanding, including any such Loans and Commitments provided pursuant to Section 2.23).

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to receive information required to be delivered to the Lenders hereunder (including the right to participate in calls or meetings with the other Lenders not attended by the Borrower) or to exercise any rights of inspection or visitation hereunder (including pursuant to Section 5.04, 5.05, 5.06 or 5.07), other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II, but nothing in this Section 9.04(l)(ii) shall limit the rights of any Affiliate Lender under any agreement it may have with any Loan Party.

(iii) Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders; provided that such Affiliate Lender shall have the right to approve any amendment, modification, waiver, consent or other action with respect to any Loan Document which by its terms adversely affects such Affiliate Lender in its capacity as a Lender differently from other affected Lenders in any material respect and in furtherance of the foregoing, (x) the Affiliate Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 9.04(l); provided that if the Affiliate Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliate Lender as the Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliate Lender and in the name of the Affiliate Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (l)(iii).

(iv) Each Affiliate Lender, solely in its capacity as a Term Lender, hereby agrees, and each assignment agreement relating to an assignment to such Affiliate Lender shall provide a confirmation that, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Affiliate Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent or the Collateral Agent (or the taking of any action by a third party that is supported by the Administrative Agent or the

Collateral Agent) in relation to such Affiliate Lender’s claim with respect to its Loans (a “Claim”) (including objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliate Lender is treated in connection with such exercise or action on the same or better terms as the other Term Lenders and (ii) with respect to any matter requiring the vote of Term Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliate Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 9.04(l), so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders; provided, however, that the foregoing shall not limit any actions taken by Sponsor or any Affiliate Lender in its capacity as an equity holder of Holdings.  For the avoidance of doubt, the Lenders and each Affiliate Lender agree and acknowledge that the provisions set forth in this clause (iv) of Section 9.04(l), and the related provisions set forth in each assignment agreement relating to an assignment to such Affiliate Lender, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to the Loan Party.

SECTION 9.05.  Expenses; Indemnity.  (a)  The Borrower and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent and the Issuing Bank in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent or any Lender.

(b)   The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any Release or actual or alleged presence of Hazardous Materials on, at or under any property currently or formerly owned, leased or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c)   To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent or the Issuing Bank under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent or the Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d)   To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)   The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, any Lender or the

Issuing Bank.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the

Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or the Issuing Bank.  Notwithstanding the foregoing, with the consent of Holdings, the Borrower and the Required Lenders, this Agreement (including Section 2.17) may be amended (i) to allow the Borrower to prepay Loans of a Class on a non-pro rata basis in connection with offers made to all the Lenders of such Class pursuant to procedures approved by the Administrative Agent and (ii) to allow the Borrower to make loan modification offers to all the Lenders of one or more Classes that, if accepted, would (A) allow the maturity and scheduled amortization of the Loans of the accepting Lenders to be extended, (B) increase the Applicable Margins or Fees payable with respect to the Loans and Commitments of the accepting Lenders and (C) treat the modified Loans and Commitments of the accepting Lenders as a new tranche of Loans and Commitments for all purposes under this Agreement.

(c)   The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any

L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.  Entire Agreement.  This Agreement, the Commitment Letter, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.  Jurisdiction; Consent to Service of Process.  (a)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b)   Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.  Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings; provided that, in the case of Information received from the Borrower or Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17.  Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.18.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the

Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FAIRWAY GROUP ACQUISITION COMPANY,

by
/s/ Herbert Ruetsch
Name: Herbert Ruetsch
Title: Chief Executive Officer

FAIRWAY GROUP HOLDINGS CORP.,

by
/s/ Herbert Ruetsch
Name: Herbert Ruetsch
Title: Chief Executive Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent and Issuing Bank,

by
/s/ Doreen Barr
Name: Doreen Barr
Title: Director

by
/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate

2

BANK OF AMERICA, N.A., as a Revolving Credit Lender,

by
/s/ Martha Novak
Name: Martha Novak
Title: Senior Vice President

3

JEFFERIES FINANCE, LLC, as a Revolving Credit Lender,

by
/s/ Brian J. Buoye
Name: Brian J. Buoye
Title: Senior Vice President

4

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

FAIRWAY

Agent Information	Agent Closing Contact
Credit Suisse AG	Larcy Naval
Eleven Madison Avenue	Tel: (212) 325-9143
New York, NY 10010	Fax: (212) 743-1783
E-Mail: larcy.naval@credit-suisse.com
Agent Wire Instructions
Bank of New York
ABA 021000018
Account Name: CS Agency Cayman Account
Account Number: 8900492627

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly.  If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	☐ Yes	☐ No

•	Coming in via Assignment	☐ Yes	☐ No

Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Lender Domestic Address	Lender Eurodollar Address

Contacts/Notification Methods:  Borrowings, Paydowns, Interest, Fees, etc.

Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

A-2

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income.  Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

A-3

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FAIRWAY GROUP ACQUISITION COMPANY (the “Borrower”), FAIRWAY GROUP HOLDINGS CORP., the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders.  Terms defined in the Credit Agreement are used herein with the same meanings.

1.  The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(e) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date.  Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party.  From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2.  This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.20(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire, and (iii) if required by Section 9.04(b), a processing and recordation fee of $3,500.

3.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignor/Assignee Information

Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Assignee’s Lending Office Address:
Effective Date of Assignment

Assigned Facility Information

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$		%

Term Loans:	$		%

The terms set forth above are hereby agreed to:

[•], as Assignor,

By:
Name:
Title:

[•], as Assignee,

By:
Name:
Title:

Consented to and accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C

FORM OF BORROWING REQUEST

Credit Suisse AG, as Administrative Agent for

the Lenders referred to below,

Eleven Madison Avenue

New York, NY 10010

Attention of Agency Group	[Date]

Ladies and Gentlemen:

The undersigned, FAIRWAY GROUP ACQUISITION COMPANY, a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, FAIRWAY GROUP HOLDINGS CORP., the lenders from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
(which is a Business Day)

(B)	Principal Amount of
Borrowing

(C)	Type of Borrowing(1)

(D)	Interest Period and the last
day thereof (2)

(E)	Funds are requested to be disbursed to the Borrower’s account as follows (Account No. ).

(1)  Specify Eurodollar Borrowing or ABR Borrowing.

(2)  Which shall be subject to the definition of “Interest Period” (applicable for Eurodollar Borrowings only).

C-1

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in Article IV of the Credit Agreement have been satisfied.

FAIRWAY GROUP ACQUISITION COMPANY,

by

Name:
Title:

C-2

EXHIBIT D

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

August 17, 2012

among

FAIRWAY GROUP ACQUISITION COMPANY,

FAIRWAY GROUP HOLDINGS CORP.,

the Subsidiaries of the Borrower

from time to time party hereto

and

CREDIT SUISSE AG,

as Collateral Agent

[CS&M Ref. No. 5865-826]

D-1

		Page

ARTICLE I

Definitions

SECTION 1.01.	Credit Agreement	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II

Guarantee

SECTION 2.01.	Guarantee	5
SECTION 2.02.	Guarantee of Payment	6
SECTION 2.03.	No Limitations, Etc.	6
SECTION 2.04.	Reinstatement	7
SECTION 2.05.	Agreement To Pay; Subrogation	7
SECTION 2.06.	Information	7

ARTICLE III

Pledge of Securities

SECTION 3.01.	Pledge	8
SECTION 3.02.	Delivery of the Pledged Collateral	8
SECTION 3.03.	Representations, Warranties and Covenants	9
SECTION 3.04.	Certification of Limited Liability Company Interests and Limited Partnership Interests	10
SECTION 3.05.	Registration in Nominee Name; Denominations	10
SECTION 3.06.	Voting Rights; Dividends and Interest, Etc.	11

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.	Security Interest	12
SECTION 4.02.	Representations and Warranties	14
SECTION 4.03.	Covenants	16
SECTION 4.04.	Other Actions	19
SECTION 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	22

ii

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit A	Form of Supplement
Exhibit B	Form of Perfection Certificate

iii

GUARANTEE AND COLLATERAL AGREEMENT dated as of August 17, 2012 (this “Agreement”), among FAIRWAY GROUP ACQUISITION COMPANY, a Delaware corporation (the “Borrower”), FAIRWAY GROUP HOLDINGS CORP., a Delaware corporation (“Holdings”), the Subsidiaries of the Borrower from time to time party hereto and CREDIT SUISSE AG (“Credit Suisse”), as collateral agent (in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent.

The Lenders and the Issuing Bank (such term and each other capitalized term used but not defined in this preliminary statement having the meaning given or ascribed to it in Article I) have agreed to extend credit to the Borrower pursuant to, and upon the terms and conditions specified in, the Credit Agreement.  The obligations of the Lenders and the Issuing Bank to extend credit to the Borrower are conditioned upon, among other things, the execution and delivery of this Agreement by the Borrower and each Guarantor.  Each Guarantor is an affiliate of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Bank to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement.  (a)  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement.  All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein.  All references to the Uniform Commercial Code shall mean the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Administrative Agent” shall have the meaning assigned to such term in the preliminary statement.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 4.01.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Collateral” shall mean the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third person under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third person, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor:  (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office or any similar office in any other country), including those listed on Schedule III.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 5.04.

“General Intangibles” shall mean all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Instruments, Investment Property, Letter of Credit Rights and money) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities  (to the extent that no such right or interest is Investment Property), corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

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“Grantors” shall mean the Borrower and the Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule III.

“Loan Document Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” shall mean (a) the Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement that (i) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any

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counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third person, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor or any similar offices in any other country), including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Pledged Collateral” shall have the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 3.01.

“Pledged Securities” shall mean any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall have the meaning assigned to such term in Section 3.01.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) any Issuing Bank, (e) each counterparty to any Hedging Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into, (f) the beneficiaries of each indemnification obligation undertaken by any Loan

4

Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Interest” shall have the meaning assigned to such term in Section 4.01.

“Subsidiary Guarantor” shall mean (a) the Subsidiaries identified on Schedule I hereto as Subsidiary Guarantors and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Closing Date.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third person, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor:  (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office) or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) of the Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, and (b) with respect to any Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement that shall not have been funded by the Revolving Facility Lenders in accordance with Sections 2.22(d) and 2.02(f) of the Credit Agreement.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations; provided,

5

however, that each Guarantor shall be liable under this guarantee for the maximum amount of such liability that can be hereby incurred without rendering this guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount (after giving effect to the indemnification, subrogation and contribution provisions of this Agreement).  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.  Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 2.03. No Limitations, Etc.  (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Agent or any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).  Each Guarantor expressly authorizes the Collateral Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

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(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations.  The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement.  Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation (subject to the proviso in the first sentence of Section 2.01).  Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge.  As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a)(i) the Equity Interests owned by such Grantor on the date hereof (including all such Equity Interests listed on Schedule II), (ii) any other Equity Interests (other than Equity Interests that constitute Permitted Investments) obtained in the future by such Grantor and (iii) the certificates representing all such Equity Interests (all the foregoing collectively referred to herein as the “Pledged Stock”); provided, however, that the Pledged Stock shall not include more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, (b)(i) the debt securities held by such Grantor on the date hereof (including all such debt securities listed opposite the name of such Grantor on Schedule II), (ii) any debt securities (other than debt securities that constitute Permitted Investments) in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (all the foregoing collectively referred to herein as the “Pledged Debt Securities”), (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above, (d) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above, and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (d) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral.  (a)  Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all certificates, instruments or other documents representing or evidencing Pledged Securities.

(b) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Debt Securities.

(c) Upon delivery to the Collateral Agent, (i) any certificate, instrument or document representing or evidencing Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Collateral Agent and duly executed in blank and by such other

8

instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants.  The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II (i) correctly sets forth (x) the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and (y) the principal amount, date of issuance and maturity date of the Pledged Debt Securities and (ii) includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder;

(b) the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether enforcement is sought by proceedings in equity or at law);

(c) except for the security interests granted hereunder (or otherwise permitted under the Credit Agreement), each Grantor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than transfers made in compliance with the Credit Agreement, and (iv) subject to Section 3.06, will cause any and all Pledged Collateral, whether for value paid by such Grantor or otherwise, to be forthwith deposited with the Collateral Agent and pledged or assigned to the Collateral Agent hereunder;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature

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that could reasonably be expected to prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each Grantor (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will not create, incur, assume or permit to exist, and will defend its title or interest thereto or therein against any and all, Liens (other than any Lien created or permitted by the Loan Documents), however arising, of all persons whomsoever;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by each Grantor of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein and all action by any Grantor necessary or desirable to protect and perfect the Lien on the Pledged Collateral has been duly taken.

SECTION 3.04. Certification of Limited Liability Company Interests and Limited Partnership Interests.  Each interest in any limited liability company or limited partnership which is a Subsidiary and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

SECTION 3.05. Registration in Nominee Name; Denominations.  Following the occurrence and during the continuance of an Event of Default, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent.  Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities in its capacity as the registered owner thereof.  The Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

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SECTION 3.06. Voting Rights; Dividends and Interest, Etc.  (a)  Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Grantors notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under paragraph (g) or (h) of Article VII of the Credit Agreement):

(i)                                     Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, however, that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii)                                  Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable law; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or instrument of assignment).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(ii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(ii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest,

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principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived and each applicable Grantor has delivered to the Administrative Agent certificates to that effect, the Collateral Agent shall, promptly after all such Events of Default have been cured or waived, repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(ii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Collateral Agent to the Grantors exercising its rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(ii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest.  (a)  As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”), in all right, title or interest in or to any and all of the following assets and properties now

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owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all cash and Deposit Accounts;

(iv)                              all Documents;

(v)                                 all Equipment;

(vi)                              all General Intangibles;

(vii)                           all Instruments;

(viii)                        all Inventory;

(ix)                                all Investment Property;

(x)                                   all Letter-of-Credit Rights;

(xi)                                all Commercial Tort Claims as listed on Schedule IV and updated from time to time in accordance with Section 4.04(f);

(xii)                             all books and records pertaining to the foregoing; and

(xiii)                          to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including  (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

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The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the unenforceability of any right of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in clause (i) or (ii) of this paragraph (d) including any Proceeds of such contract or agreement.

SECTION 4.02. Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete as of the Closing Date.  Each Grantor acknowledges that Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Collateral Agent based upon the information provided to the Administrative Agent and the Secured Parties in the Perfection Certificate for filing in each governmental, municipal or other office specified in Section 6 of the Perfection Certificate (or specified by notice

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from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Sections 5.06 or 5.12 of the Credit Agreement), which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in the Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.  Each Grantor represents and warrants that a fully executed agreement in the form hereof (or a fully executed short form agreement in form and substance reasonably satisfactory to the Collateral Agent), and containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights has been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.  The

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Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement that have priority as a matter of law and Liens on Article 9 Collateral that is in the possession of Persons other than the Collateral Agent and such Article 9 Collateral is not under the “control” (within the meaning of Section 9-314 of the New York UCC) of the Collateral Agent.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.  No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.  No Grantor holds any Commercial Tort Claims except as indicated on the Perfection Certificate.

SECTION 4.03. Covenants.  (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change in (i) its legal name, (ii) its identity or type of organization or corporate structure, (iii) its Federal Taxpayer Identification Number or organizational identification number or (iv) its jurisdiction of organization.  Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph.  Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral.  Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

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(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a) of the Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate executed by its chief legal officer and a Responsible Officer of the Borrower certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings recordings or registrations, including all refilings, recordings and registrations, containing a description of the Article 9 Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (a) of this Section 4.03 to the extent necessary to protect and perfect the Security Interest for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).  Each certificate delivered pursuant to this Section 4.03(c) shall identify in the format of Schedule III all Intellectual Property of any Grantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Collateral Agent.

(d) Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(e) Each Grantor agrees, at its own expense, promptly to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements (including fixture filings) or other documents in connection herewith or therewith.  If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item of a Grantor that may, in the Collateral Agent’s reasonable judgment, constitute Copyrights, Licenses, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral.  Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.

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(f) The Collateral Agent and such persons as the Collateral Agent may designate shall have the right, at the applicable Grantor’s own cost and expense (provided, however, that as long as no Event of Default has occurred and is continuing, Grantor shall not be required to bear the cost and expense of more than one inspection in any 12 month period) and, so long as no Default or Event of Default has occurred and is continuing, upon reasonable prior notice to the applicable Grantor, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the applicable Grantor’s affairs with the officers of such Grantor and its independent accountants and to verify the existence, validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or other Article 9 Collateral in the possession of any third person upon the occurrence and during the continuance of an Event of Default, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.  The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(g) At its option, the Collateral Agent may discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not expressly permitted pursuant to Section 5.03 or Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(h) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other person to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent for the ratable benefit of the Secured Parties.  Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other person granting the security interest.

(i) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

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(j) No Grantor shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral or permit any notice to be filed under the Assignment of Claims Act, except, in each case, as expressly permitted by Section 6.02 of the Credit Agreement.  No Grantor shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession or otherwise in control of the Article 9 Collateral owned by it, except in each case as permitted by the Credit Agreement.

(k) No Grantor will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises, compoundings or settlements granted or made in the ordinary course of business and consistent with its current practices.

(l) Each Grantor, at its own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 5.02 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or under the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of any Grantor hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

(m) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 4.04. Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

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(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Deposit Accounts. For each Deposit Account that any Grantor at any time opens or maintains, such Grantor shall either (i) cause the depositary bank to agree to comply at any time with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Grantor or any other person, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, or (ii) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the Deposit Account, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such Deposit Account.  The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur. The provisions of this paragraph shall not apply to any Deposit Account for which any Grantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein.

(c) Investment Property. Except to the extent otherwise provided in Article III or the third sentence of this clause (c), if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. Except to the extent otherwise provided in the third sentence of this clause (c), if any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Collateral Agent thereof and pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply with Entitlement Orders from the Collateral Agent to such Securities Intermediary as to such securities or other Investment Property, or (as the case may be) to apply any value distributed

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on account of any commodity contract as directed by the Collateral Agent to such Commodity Intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets (as governed by Article 8 of the New York UCC) or other Investment Property held through a Securities Intermediary, arrange for the Collateral Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property.  The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any such Entitlement Orders or instructions or directions to any such issuer, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights would occur.  The provisions of this paragraph shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary.

(d) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter

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of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

(f) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $250,000, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral.  (a) Each Grantor agrees that it will not, and will not permit any of its licensees to, do any act, or omit to do any act, whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws, except where the failure to do so could not reasonably be expected to result in a material diminution in the value of the Collateral.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, except in each case where the failure to do so could not reasonably be expected to result in a material diminution in the value of the Collateral.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws, except where the failure to do so could not reasonably be expected to result in a material diminution in the value of the Collateral.

(d) Each Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business could reasonably be expected to become abandoned, lost or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office

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of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) If Grantor, either itself or through any agent, employee, licensee or designee, files an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, it shall promptly notify the Collateral Agent, and, upon request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Security Interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Grantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Grantor knows or has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third person, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License, and each other material License, to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent, for the ratable benefit of the Secured Parties, or its designee.

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ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times, in each case to the extent permitted by applicable law: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all of Grantor’s right, title and interest in such Article 9 Collateral by the applicable Grantor to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, Grantor’s right, title and interest in any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such

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time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds.  The Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Collateral Agent (in their respective capacities as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

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SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and any Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, subject in the case of any such Intellectual Property licensed by or to Grantors to the terms and conditions of such license, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act, Etc.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged

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Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation.  Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming

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Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination.  (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.  No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) The Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any

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Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 7.03. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or Issuing Bank or on their behalf and notwithstanding that the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or the aggregate L/C Exposure does not equal zero and so long as the Commitments have not expired or terminated.

SECTION 7.04. Binding Effect; Several Agreement.  This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.05. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06. Collateral Agent’s Fees and Expenses; Indemnification.  (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

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(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent and the other indemnitees against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities, and related reasonable out of pocket expenses, including the fees, charges and disbursements of any counsel for any indemnitee, incurred by or asserted against any indemnitee arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any agreement or instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, regardless of whether any indemnitee is a party thereto or whether initiated by a third party or by a Loan Party or any Affiliate thereof; provided, however, that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such indemnitee.  To the extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of proceeds thereof.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 7.06 shall be payable on written demand therefor and shall bear interest, on and from the date of demand, at the rate specified in Section 2.06(a) of the Credit Agreement.

SECTION 7.07. Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Collateral Agent as the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (d) to send verifications of Accounts Receivable to any Account Debtor, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction

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to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, wilful misconduct or bad faith.

SECTION 7.08. Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.09. Waivers; Amendment.  (a) No failure or delay by the Collateral Agent, the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

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SECTION 7.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.12. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7.04.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.13. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process.  (a) Each of the Grantors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the Loan Parties agrees that a

32

final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent, the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(b) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 7.14.  Each of the Loan Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Loan Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement or any other Loan Document will affect the right of the Collateral Agent to serve process in any other manner permitted by law.

SECTION 7.15. Termination or Release.  (a) This Agreement, the guarantees made herein, the Security Interest, the pledge of the Pledged Collateral and all other security interests granted hereby shall terminate when all the Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement to any person that is not the Borrower or a Guarantor, or, upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party.  Without limiting the provisions of Section 7.06, the Borrower shall reimburse the Collateral Agent upon demand for all reasonable costs and out of pocket expenses,

33

including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.15.

SECTION 7.16. Additional Subsidiaries.  Any Subsidiary that is required to become a party hereto pursuant to Section 5.12 of the Credit Agreement shall enter into this Agreement as a Subsidiary Guarantor and a Grantor upon becoming such a Subsidiary.  Upon execution and delivery by the Collateral Agent and such Subsidiary of a supplement in the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.17. Right of Setoff.  If an Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all Collateral (including any deposits (general or special, time or demand, provisional or final)) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement and the other Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Secured Party under this Section 7.17 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

[Remainder of page intentionally left blank]

34

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FAIRWAY GROUP ACQUISITION COMPANY,

by
Name:
Title:

FAIRWAY GROUP HOLDINGS CORP.,

by
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,

by
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent,

by
Name:
Title:

by
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

Schedule I to the Guarantee and

Collateral Agreement

SUBSIDIARY GUARANTORS

Fairway Broadway LLC

Fairway Uptown LLC
Fairway Red Hook LLC
Fairway Group Plainview LLC

Fairway Paramus LLC
Fairway Pelham LLC

Fairway Douglaston LLC

Fairway Stamford LLC

Fairway Group Central Services LLC

Fairway Construction Group, LLC

Fairway Pelham Wines & Spirits LLC

Fairway Stamford Wines & Spirits LLC

Fairway East 86th Street LLC

Fairway Bakery LLC

Fairway eCommerce LLC

Fairway Woodland Park LLC

Fairway Kips Bay LLC

Fairway Westbury LLC

Fairway Nanuet LLC

Schedule II to the Guarantee and

Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests
Fairway Group Acquisition Company		Fairway Group Holdings Corp.	100 shares	100%
Fairway Red Hook LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Broadway LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Group Plainview LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Uptown LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Group Central Services LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Construction Group, LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Paramus LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Pelham LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Douglaston LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Stamford LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Pelham Wines & Spirits LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Stamford Wines & Spirits LLC		Fairway Group Acquisition Company	100 units	100%
Fairway East 86th Street LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Bakery LLC		Fairway Group Acquisition Company	100 units	100%
Fairway eCommerce LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Woodland Park LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Kips Bay LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Westbury LLC		Fairway Group Acquisition Company	100 units	100%
Fairway Nanuet LLC		Fairway Group Acquisition Company	100 units	100%

PLEDGED DEBT SECURITIES

None.

II-2

Schedule III to the Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

A. Copyrights

The following copyright registrations are owned by Fairway Group Acquisition Company:

Title of Work	Registration Number	Effective Date
Fairway Artichoke Hearts and Hearts of Palm	VA 1-741-366	9/24/10
Fairway Balsamic Vinegar	VA 1-748-163	9/24/10
Fairway Chocolate Bars	VA 1-741-063	9/24/10
Fairway Chocolate Chunk Bars	VAu 1-099-259	9/24/10
Fairway Coffee Bag	VA 1-041-829	9/24/10
Fairway De Negris Italian Vinegars	VA 1-741-349	9/24/10
Fairway 1/2 Liter EVOO Tin	VA 1-741-077	9/24/10
Fairway Fruit Spreads	VAu 1-041-825	9/24/10
Fairway Gourmet Nuts	VAu 1-099-255	9/24/10
Fairway Honey Private Label	VA 1-741-341	9/24/10
Fairway House All Purpose Balsamic Vinegar	VAu 1-041-959	9/24/10
Fairway House Olive Oil	VA 1-741-352	9/24/10
Fairway Maple Syrup	VA 1-741-080	9/24/10
Fairway Molise Olive Oil	VA 1-741-346	9/24/10
Fairway Premium 14 Barrel Olive Oil	VAu 1-041-824	9/24/10
Fairway Red Wine Vinegar	VAu 1-041-979	9/24/10
Fairway Slumgullion	VAu 1-041-826	9/24/10
Fairway Spanish Vinegars	VAu 1-041-965	9/24/10
Fairway Tuna Can	VAu 1-041-822	9/24/10
Fairway Gift Basket Ads	TXu 1-788-123	12/27/11

The following copyrights are unregistered:

DESCRIPTION	ASSIGNED BY	DATE OF WRITTEN AGREEMENT WITH ASSIGNEE
Designs of Sandwich Labels	Amsterland	9/17/08
Designs of Non-Kosher, Kosher Parve and Kosher Dairy Bakery Labels	Amsterland	10/16/08
Murals on the Harlem buildings and all future work (including Paramus, Pelham Manor, Stamford, East 86th Street, Douglaston, Woodland Park and Westbury murals)	Zone 90, Inc.; Floyd Simmons	11/13/08
Fairway Paramus YouTube Video and any future video and photographs	Cassidy, Chris	2/18/09

Paramus Grand Opening Video	Duffy Higgins	3/19/09
Orange Juice Label design and any other designs	Bonfilio Design LLC	4/11/09
Fairway Paramus mural and FAIRWAY letters collage	Michael Albert	6/17/09

Fairway Private Label Brand Food Labels (including Fairway Bakery Labels, Fairway Dried Spices, Fairway Bottom Shelf Condiments, Fairway Pasta Sauces, Fairway Mustard Charbonneaux, Fairway French Vinegars Charbonneaux, Fairway Salsa, Fairway Chocolate Box Dispenser, Fairway Sparking Italian & Natural Waters, Fairway Identity / Premier Logo)

	Milton Glaser Inc.	1/25/10
Stamford Grand Opening Video	Duffy Higgins	9/16/10
Website Design	DeCare Systems Ireland, Ltd.	1/4/11
Martha Stewart book signing photographs	Hilson Creative LLC	2/9/11
Martha Stewart book signing video	Devereux Milburn	2/9/11
Health Newsletters (periodically distributed)	Carlon M. Colker, M.D. and Peak Wellness, Inc.	6/11
Product Descriptions	Maya Cohen	9/19/11
Douglaston Grand Opening Video	Duffy Higgins	10/24/11
Various Cookie Recipes	Rebecca Martin and Sweet on You, LLC	12/28/11
Designs of various Fairway Product Labels	Graphic Department employees	Various/ongoing
Inventions, Designs, etc.	Most IT and certain senior employees	Various/ongoing

B.  Patents

No Grantor owns or licenses any patents.  Fairway Group Acquisition Company has a pending patent application: Apparatus, System and Method For An Automated Stock Ledger, Application No. 12/685,130, Filed 1/11/10.  Fairway Group Acquisition Company has received two Office Actions from the Patent Office rejecting the claims on the pending application.  Fairway Group Acquisition Company has filed two responses with amendments and remarks and a Request for Continued Examination.

C.  Trademarks

See attached chart covering federal and state trademark and service mark applications and registrations owned by Fairway Group Acquisition Company.

No other Grantor owns or licenses any trademarks, service marks or applications therefor.

III-2

Schedule IV to the Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

None.

Exhibit A to the Guarantee and

Collateral Agreement

SUPPLEMENT NO. [•] (this “Supplement”) dated as of [•], 20[•] to the Guarantee and Collateral Agreement dated as of August 17, 2012 (the “Guarantee and Collateral Agreement”), among FAIRWAY GROUP ACQUISITION COMPANY, a Delaware corporation (the “Borrower”), FAIRWAY GROUP HOLDINGS CORP., a Delaware company (“Holdings”), each Subsidiary of the Borrower from time to time party thereto (each such Subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, the Borrower and Holdings are referred to collectively herein as the “Grantors”) and CREDIT SUISSE AG (together with its affiliates, “Credit Suisse”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.  Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent for the Lenders and as Collateral Agent.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guarantee and Collateral Agreement referred to therein, as applicable.

C.  The Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit.  Section 7.16 of the Guarantee and Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 7.16 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor and Subsidiary Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Grantor and Subsidiary Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and

Collateral Agreement applicable to it as a Grantor and Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Subsidiary Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary.  Each reference to a “Grantor” or a “Subsidiary Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary.  The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Collateral Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of (i) any and all Equity Interests and Pledged Debt Securities now owned by the New Subsidiary and (ii) any and all Intellectual Property now owned by the New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary and its jurisdiction of organization.

SECTION 5.  Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the

Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall (except as otherwise expressly permitted by the Guarantee and Collateral Agreement) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the New Subsidiary shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel for the Collateral Agent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:
Address:
Legal Name:
Jurisdiction of Formation:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent,

by

Name:
Title:

by

Name:
Title:

Schedule I to
Supplement No. [•] to the
  Guarantee and
Collateral Agreement

Collateral of the New Subsidiary

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

[Follow format of Schedule III to the

Guarantee and Collateral Agreement.]

Exhibit B to the

Guarantee and

Collateral Agreement

FORM OF PERFECTION CERTIFICATE

[Provided separately]

EXHIBIT E

[FORM OF]

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

From

[MORTGAGOR]

To

CREDIT SUISSE AG

Dated: [•], 2012

Premises:

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of [•], 2012 (this “Mortgage”), by [MORTGAGOR], a [•] corporation, having an office at 2284 12th Avenue, New York, NY 10027 (the “Mortgagor”), to CREDIT SUISSE AG, a bank organized under the laws of Switzerland, having an office at Eleven Madison Avenue, New York, New York 10010 (the “Mortgagee”) as Collateral Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (a) the Credit Agreement dated August 17, 2012 (the “Credit Agreement”), among Fairway Group Acquisition Company, a Delaware corporation (the “Borrower”), Fairway Group Holdings Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and (b) the Guarantee and Collateral Agreement dated of even date herewith (the “Guarantee and Collateral Agreement”), among the Borrower, Holdings, the Subsidiaries of the Borrower from time to time party thereto and the Collateral Agent.  Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

In the Credit Agreement, the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $260,000,000, and Incremental Term Loans in an aggregate principal amount not in excess of $50,000,000, and (b) Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $40,000,000.  The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $40,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries (including lease obligations).  Amounts paid in respect of Term Loans may not be reborrowed.  Subject to the terms of the Credit Agreement, Borrower may borrow, prepay and reborrow Revolving Loans.  The Credit Agreement provides that the sum of the principal amount of the Loans and the Letters of Credit from time to time outstanding and secured hereby shall not exceed $[•].(3)

[Mortgagor is the Borrower and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Bank.  In order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of

(3)  This paragraph will need to be modified for those properties located in NY such that only term loans are secured.

Credit, the Mortgagor has agreed to grant this Mortgage to secure, among other things, the due and punctual payment and performance of all of the obligations of the Borrower under the Credit Agreement.

Mortgagor is a wholly owned Subsidiary of the Borrower and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Bank.  In order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the obligations of the Borrower under the Credit Agreement pursuant to the terms of the Guarantee and Collateral Agreement.](4)

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Guarantee and Collateral Agreement and each of the other Loan Documents and (d) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement that (i) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into (all the monetary and other obligations referred to in clauses (a) through (d) being referred to collectively as the “Obligations”).

As used in this Mortgage, the term “Secured Parties”“ shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) any Issuing Bank, (e)

(4)  Only one of the two immediately preceding paragraphs should appear in any particular Mortgage.

each counterparty to any Hedging Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations.  The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all of Mortgagor’s right, title and interest in and to the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1)  the land more particularly described on Exhibit A hereto (the “Land”),  together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2)  all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3)  all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4)  all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5)  all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6)  all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims

(“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7)  all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to those Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement and minor defects in title that do not interfere in any material respect with the ability of any of Holdings, Borrower, Mortgagor or any other Subsidiary of Borrower to conduct its business as currently conducted or to utilize the Mortgaged Property for its intended purposes (the “Permitted Encumbrances”) and to satisfaction and release as provided in Section 3.04.

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

Title, Mortgage Lien.  i)Mortgagor has good and marketable fee simple title to the Mortgaged Property, subject only to Permitted Encumbrances.

The execution and delivery of this Mortgage is within Mortgagor’s corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action.  This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Encumbrances to the extent of those rights.

Credit Agreement.  This Mortgage is given pursuant to the Credit Agreement.  Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents.

Payment of Taxes, and Other Obligations.  i)Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement.

In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor agrees that such Tax is an “Indemnified Tax” under the Credit Agreement and will promptly (i) notify Mortgagee of such event and (ii) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties as may be necessary to put the Lenders and Secured Parties in the same financial position they would have been in if such law, order, rule or regulation had not been passed, provided that

Mortgagor shall not be obligated to make any such payment for the benefit of a Lender or Secured Party that has failed to comply with Section 2.20(e) of the Credit Agreement.

Maintenance of Mortgaged Property.  Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

Insurance.  Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Schedule 3.18 of the Credit Agreement and shall purchase such additional insurance as may be required from time to time pursuant to Section 5.02 of the Credit Agreement.  Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each portion of the Mortgaged Property on which Improvements are located.  If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

Casualty Condemnation/Eminent Domain.  Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with, and to the extent required by, the Credit Agreement.  Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall be applied in accordance with Section 2.13 of the Credit Agreement.

Assignment of Leases and Rents.  i)Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations.  Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

All Leases shall be subordinate to the lien of this Mortgage.  Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein.  Subject to Section 1.07(d), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof.  Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee.  Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property.  In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

Restrictions on Transfers and Encumbrances.  Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially and adversely affect the value, use or operation of the Mortgaged Property.  If any of the foregoing transfers or encumbrances results in a prepayment requirement under the Credit Agreement, any Net Cash Proceeds received by or on behalf of the Mortgagor in respect thereof shall constitute trust funds to be held by the Mortgagor for the benefit of the Secured Parties and applied in accordance with Section 2.13 of the Credit Agreement.

Security Agreement.  This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”).  Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property.  Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence.  Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Guarantee and Collateral Agreement.

Filing and Recording.  Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof.  Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

Further Assurances.  Upon demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

Additions to Mortgaged Property.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

Fixture Filing.  (a)   Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b)   The real property to which the fixtures relate is described in Exhibit A attached hereto.  The record owner of the real property described in Exhibit A attached hereto is Mortgagor.  The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage.  Mortgagor’s organizational identification number is [•].

Defaults and Remedies

Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Credit Agreement and the Guarantee and Collateral Agreement and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

Rights To Take Possession, Operate and Apply Revenues.  i)If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents.  Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of

Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns.  The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

Right To Cure Mortgagor’s Failure to Perform.  Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.  Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid.  Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.

Right to a Receiver.  If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents.  The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located.  Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this

Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.

Foreclosure and Sale.  i)If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage.  In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation.  Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder.  Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale.  Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale.  Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

The Mortgaged Property may be sold subject to unpaid taxes and Permitted Encumbrances, and, after deducting all reasonable costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale and fees, charges and expenses of counsel), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

Other Remedies.  i)In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage in accordance with Section 5.02 of the Guarantee and Collateral Agreement.  The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage.  Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

Mortgagor as Tenant Holding Over.  If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

Discontinuance of Proceedings.  In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

Suits To Protect the Mortgaged Property.  Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged

Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

Filing Proofs of Claim.  In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

Possession by Mortgagee.  Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

Waiver.  i)No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.  No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder.  No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby.  In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

Waiver of Trial by Jury.  To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein.  Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

Miscellaneous

Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

Notices.  All notices and communications hereunder shall be in writing and given to Mortgagor, Attention: Chief Financial Officer in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage with a copy to the attention of its General Counsel at the same address, and to the Mortgagee as provided in the Credit Agreement.

Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

Satisfaction and Cancelation.  i)The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void when all the Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

Mortgagor shall automatically be released from its obligations hereunder and the Liens and security interests created hereunder in the Mortgaged Property shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which Mortgagor ceases to be a Subsidiary.(5)

Upon any sale or other transfer by Mortgagor of any portion of the Mortgaged Property that is permitted under the Credit Agreement to any person that is not the Borrower or a Guarantor, or, upon the effectiveness of any written consent to the release of the Lien and security interest granted hereby in any portion of the Mortgaged Property pursuant to Section 9.08 of the Credit Agreement, the Lien and security interest in such portion of the Mortgaged Property shall be automatically released.

In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Mortgagee shall promptly execute and deliver to Mortgagor, subject to reimbursement by Mortgagor as set forth below, a release of mortgage and any similar documents that Mortgagor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 3.04 shall be without recourse to or representation or warranty by the Mortgagee or any Secured Party.  Without limiting the provisions of Section 7.06 of the Guarantee and Collateral Agreement, the Borrower shall reimburse the Mortgagee upon demand for all reasonable costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 3.04.

Definitions.  As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”.  Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee.  Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property.  Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.  Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, exercised in good faith whenever such consent, approval, acceptance or satisfaction is required hereunder.

Multisite Real Estate Transaction.  Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations.  Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions

(5)  Should be deleted if Mortgagor is the Borrower.

whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents.  The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder.  Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder.  Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

No Oral Modification.  This Mortgage may not be changed or terminated orally.  Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

Applicable Law; Certain Particular Provisions.  This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law.  Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.  The terms and provisions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein.  In the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in Appendix A, the terms and provisions set forth in Appendix A shall govern and control.

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date of the acknowledgment attached hereto.

[MORTGAGOR], a [•] corporation,

by:

Name:
Title:

Attest:

by:

Name:
Title:

[Corporate Seal]

[ADD LOCAL FORM OF ACKNOWLEDGMENT]

Exhibit A

to Mortgage

Description of the Land

Local Law Provisions(6)

(6)  Local counsel to provide.

[FORM OF]

LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

From

[MORTGAGOR]

To

CREDIT SUISSE AG

Dated: [•], 2012

Premises:

THIS LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of [•], 2012 (this “Mortgage”), by [MORTGAGOR], a [•] corporation, having an office at 2284 12th Avenue, New York, NY 10027 (the “Mortgagor”), to CREDIT SUISSE AG, a bank organized under the laws of Switzerland, having an office at Eleven Madison Avenue, New York, New York 10010 (the “Mortgagee”) as Collateral Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (a) the Credit Agreement dated August 17, 2012 (the “Credit Agreement”), among Fairway Group Acquisition Company, a Delaware corporation (the “Borrower”), Fairway Group Holdings Corp., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and (b) the Guarantee and Collateral Agreement dated of even date herewith (the “Guarantee and Collateral Agreement”), among the Borrower, Holdings, the Subsidiaries of the Borrower from time to time party thereto and the Collateral Agent.  Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

In the Credit Agreement, the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $260,000,000, and Incremental Term Loans in an aggregate principal amount not in excess of $50,000,000, and (b) Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $40,000,000.  The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $40,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries (including lease obligations).  Amounts paid in respect of Term Loans may not be reborrowed.  Subject to the terms of the Credit Agreement, Borrower may borrow, prepay and reborrow Revolving Loans. The Credit Agreement provides that the sum of the principal amount of the Loans and the Letters of Credit from time to time outstanding and secured hereby shall not exceed $[•].(7)

[Mortgagor is the Borrower and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Bank.  In order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of

(7)  This paragraph will need to be modified for those properties located in NY such that only term loans are secured.

Credit, the Mortgagor has agreed to grant this Mortgage to secure, among other things, the due and punctual payment and performance of all of the obligations of the Borrower under the Credit Agreement.

Mortgagor is a wholly owned Subsidiary of the Borrower and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Bank.  In order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the obligations of the Borrower under the Credit Agreement pursuant to the terms of the Guarantee and Collateral Agreement.](8)

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Guarantee and Collateral Agreement and each of the other Loan Documents and (d) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement that (i) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into (all the monetary and other obligations referred to in clauses (a) through (d) being referred to collectively as the “Obligations”).

As used in this Mortgage, the term “Secured Parties”“ shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) any Issuing Bank, (e)

(8)  Only one of the two immediately preceding paragraphs should appear in any particular Mortgage.

each counterparty to any Hedging Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations.  The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all of Mortgagor’s right, title and interest in and to the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1)  all of Mortgagor’s right, title and interest in and to that certain lease covering and encumbering that certain real property described on Exhibit A hereto (the “Land”), which lease is more specifically described on Exhibit B hereto (as amended or modified from time to time, the “Subject Lease”), together with all rights of Mortgagor under the Subject Lease;

(2)  all of Mortgagor’s right, title and interest in and to the leasehold estate in the Land created by the Subject Lease, together with all rights appurtenant to the Land, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(3) all of Mortgagor’s right, title and interest in and to, and its leasehold estate in and to, all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(4) all of Mortgagor’s right, title and interest in and to all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (4), the “Personal Property”);

(5) all of Mortgagor’s right, title and interest in and to all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(6) all of Mortgagor’s right, title and interest in and to all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(7) all of Mortgagor’s right, title and interest in and to all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(8) all of Mortgagor’s right, title and interest in and to all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to those Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement and minor defects in title that do not interfere in any material respect with the ability of any of Holdings, Borrower, Mortgagor or any other Subsidiary of Borrower to conduct its business as currently conducted or to utilize the Mortgaged Property for its intended purposes (the “Permitted Encumbrances”) and to satisfaction and release as provided in Section 3.04.

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

Title, Mortgage Lien.  i)Mortgagor is lawfully seized and possessed of, and has a valid, subsisting leasehold estate in, the Mortgaged Property, subject only to Permitted Encumbrances.

The execution and delivery of this Mortgage is within Mortgagor’s corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action.  This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Encumbrances to the extent of those rights.

Credit Agreement.  This Mortgage is given pursuant to the Credit Agreement.  Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents.

Payment of Taxes, and Other Obligations.  i)Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement.

In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor agrees that such Tax is an “Indemnified Tax” under the Credit Agreement and will promptly (i) notify Mortgagee of such event and (ii) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties as may be necessary to put the Lenders and Secured Parties in the same financial position they would have been in if such law, order, rule or regulation had not been passed, provided that Mortgagor shall not be obligated to make any such payment for the benefit of a Lender or Secured Party that has failed to comply with Section 2.20(e) of the Credit Agreement.

Maintenance of Mortgaged Property.  Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

Insurance.  Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Schedule 3.18 of the Credit Agreement and shall purchase such additional insurance as may be required from time to time pursuant to Section 5.02 of the Credit Agreement.  Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each portion of the Mortgaged Property on which Improvements are located.  If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

Casualty Condemnation/Eminent Domain.  Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with, and to the extent required by, the Credit Agreement.  Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall be applied in accordance with Section 2.13 of the Credit Agreement.

Assignment of Leases and Rents.  i)Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations.  Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

All Leases shall be subordinate to the lien of this Mortgage.  Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein.  Subject to Section 1.07(d), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof.  Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee.  Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property.  In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

Restrictions on Transfers and Encumbrances.  Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially and adversely affect the value, use or operation of the Mortgaged Property.  If any of the foregoing transfers or encumbrances results in a prepayment requirement under the Credit Agreement, any Net Cash Proceeds received by or on behalf of the Mortgagor in respect thereof shall constitute trust funds to be held by the Mortgagor for the benefit of the Secured Parties and applied in accordance with Section 2.13 of the Credit Agreement.

Security Agreement.  This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”).  Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property.  Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence.  Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Guarantee and Collateral Agreement.

Filing and Recording.  Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof.  Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

Further Assurances.  Upon demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

Additions to Mortgaged Property.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

Fixture Filing.  (a)    Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b)                                 The real property to which the fixtures relate is described in Exhibit A attached hereto.  The record owner of the real property described in Exhibit A attached hereto is the landlord under the Subject Lease.  The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage.  Mortgagor’s organizational identification number is [•].

Defaults and Remedies

Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Credit Agreement and the Guarantee and Collateral Agreement and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

Rights To Take Possession, Operate and Apply Revenues.  i)If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents.  Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns.  The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

Right To Cure Mortgagor’s Failure to Perform.  Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.

Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid.  Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.

Right to a Receiver.  If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents.  The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located.  Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.

Foreclosure and Sale.  i)If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage.  In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation.  Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder.  Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale.  Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale.  Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

The Mortgaged Property may be sold subject to unpaid taxes and Permitted Encumbrances, and, after deducting all reasonable costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale and fees, charges and expenses of counsel), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

Other Remedies.  i)In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage in accordance with Section 5.02 of the Guarantee and Collateral Agreement.  The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage.  Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

Mortgagor as Tenant Holding Over.  If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

Discontinuance of Proceedings.  In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

Suits To Protect the Mortgaged Property.  Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

Filing Proofs of Claim.  In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

Possession by Mortgagee.  Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

Waiver.  i)No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.  No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder.  No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby.  In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

Waiver of Trial by Jury.  To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein.  Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

Miscellaneous

Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

Notices.  All notices and communications hereunder shall be in writing and given to Mortgagor, Attention:  Chief Financial Officer, in accordance with the terms of the

Credit Agreement at the address set forth on the first page of this Mortgage, with a copy to the attention of its General Counsel at the same address, and to the Mortgagee as provided in the Credit Agreement.

Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

Satisfaction and Cancelation.  i)The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void when all the Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

Mortgagor shall automatically be released from its obligations hereunder and the Liens and security interests created hereunder in the Mortgaged Property shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which Mortgagor ceases to be a Subsidiary.(9)

Upon any sale or other transfer by Mortgagor of any portion of the Mortgaged Property that is permitted under the Credit Agreement to any person that is not the Borrower or a Guarantor, or, upon the effectiveness of any written consent to the release of the Lien and security interest granted hereby in any portion of the Mortgaged Property pursuant to Section 9.08 of the Credit Agreement, the Lien and security interest in such portion of the Mortgaged Property shall be automatically released.

In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Mortgagee shall promptly execute and deliver to Mortgagor, subject to reimbursement by Mortgagor as set forth below, a release of mortgage and any similar documents that Mortgagor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 3.04 shall be without recourse to or representation or warranty by the Mortgagee or any Secured Party.  Without limiting the provisions of Section 7.06 of the Guarantee and Collateral Agreement, the Borrower shall reimburse the Mortgagee upon demand for all reasonable costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 3.04.

Definitions.  As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge,

(9)  Should be deleted if Mortgagor is the Borrower.

encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”.  Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee.  Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property.  Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.  Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, exercised in good faith, whenever such consent, approval, acceptance or satisfaction is required hereunder.

Multisite Real Estate Transaction.  Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations.  Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents.  The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder.  Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder.  Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

No Oral Modification.  This Mortgage may not be changed or terminated orally.  Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

Applicable Law; Certain Particular Provisions.  This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law.  Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.  The terms and provisions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein.  In the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in Appendix A, the terms and provisions set forth in Appendix A shall govern and control.

Subject Lease

The Subject Lease.  i)The Subject Lease is a valid and subsisting lease of that portion of the Premises demised thereunder for the term therein set forth, is in full force and effect in accordance with the terms thereof, and has not been modified except as expressly set forth herein.  No material default exists, and to the best knowledge of Mortgagor, no event or act has occurred and no condition exists which with the passage of time or the giving of notice or both would constitute a material default, under the Subject Lease.  Mortgagor shall ensure that the Subject Lease or a valid and subsisting memorandum or “short form” of the Subject Lease is recorded in the applicable real estate records in accordance with the terms of the recording statutes in the jurisdiction in which the Mortgaged Property is located until this Mortgage is released or satisfied in accordance with its terms.

Without the prior written consent of Mortgagee, Mortgagor will not modify, amend, or in any way alter the terms of the Subject Lease if such modification, amendment or alteration would increase the monetary obligations of the Mortgagor under the Subject Lease in any material respect or otherwise be adverse in any material respect to the interests of Mortgagee or the value of the Mortgaged Property.  Except to the extent permitted under the Credit Agreement, without the prior written consent of Mortgagee, Mortgagor will not (i) in any way cancel, release, terminate, surrender or reduce the term of the Subject Lease, (ii) fail to exercise any option to renew or extend the term of the Subject Lease, (iii) waive, excuse, condone or in any way release or discharge the lessor under the Subject Lease of or from the obligations, covenants, conditions and agreements by said lessor to be done and performed and (iv) except as expressly required by the Subject Lease, consent to the subordination of the Subject Lease to any mortgage.  Any attempt on the part of Mortgagor to do any of the foregoing without such written consent of Mortgagee shall be null and void and of no effect and shall constitute a Default hereunder.

Mortgagor shall at all times promptly and faithfully keep and perform in all material respects, or cause to be kept and performed in all material respects, all the covenants and conditions contained in the Subject Lease by the lessee therein to be kept and performed and shall in all material respects conform to and comply with the terms and conditions of the Subject Lease and Mortgagor further covenants that it will not do or permit anything to be done, the doing of which, or refrain from doing anything, the omission of which, will impair the security of this Mortgage or will be reason for declaring a default under the Subject Lease.

Mortgagor shall give Mortgagee prompt notice in writing of any default on the part of the lessor under the Subject Lease or of the receipt by Mortgagor of any notice of default from the lessor thereunder by providing to Mortgagee a copy of any such notice received by Mortgagor from such lessor and this shall be done without regard to the fact that Mortgagee may be entitled to such notice directly from the lessor.  Mortgagor shall promptly notify Mortgagee of any default under the Subject Lease by lessor or giving of any notice by the lessor to Mortgagor of such lessor’s intention to end the term thereof.  Mortgagor shall furnish to Mortgagee promptly upon Mortgagee’s request any and all information concerning the performance by Mortgagor of the covenants of the Subject Lease and shall permit Mortgagee or its representative at all reasonable times, upon reasonable notice, to make investigation or examination concerning the performance by Mortgagor of the covenants of the Subject Lease.  Mortgagor shall deposit with Mortgagee an exact copy of any notice, communication, plan, specification or other instrument or document received or given by Mortgagor in any way relating to or affecting the Subject Lease which may concern or affect the estate of the lessor or the lessee in or under the Subject Lease or the property leased thereby.

Notwithstanding any other provision of this Mortgage, Mortgagee may (but shall not be obligated to), after reasonable notice to Mortgagor, take any such action Mortgagee deems necessary or desirable to cure, in whole or in part, any failure of compliance by Mortgagor under the Subject Lease; and upon the receipt by Mortgagee from Mortgagor or the lessor under the Subject Lease of any written notice of default by Mortgagor as the lessee thereunder, Mortgagor may rely thereon, and such notice shall constitute full authority and protection to Mortgagee for any action taken or omitted to be taken in good faith reliance thereon.  All sums, including reasonable attorneys’ fees, so expended by the Mortgagee to cure or prevent any such default, or expended to sustain the lien of this Mortgage or its priority, shall be deemed secured by this Mortgage and shall be paid by the Mortgagor on demand, with interest accruing thereon at the Interest Rate.  Mortgagor hereby expressly grants to Mortgagee (subject to the terms of the Subject Lease), and agrees that Mortgagee shall have, the absolute and immediate right to enter in and upon the Land and the Improvements or any part thereof to such extent and as often as Mortgagee, in its discretion, deems necessary or desirable in order to cure any such default or alleged default by Mortgagor.

Upon the occurrence and continuance of any Event of Default, all options, election, consents and approval rights conferred upon Mortgagor as lessee under the Subject Lease, together with the right of termination, cancelation, modification, change, supplement, alteration or amendment of the Subject Lease, all of which have been assigned for collateral purposes to Mortgagee, shall automatically vest exclusively in and be exercisable solely by Mortgagee.

Mortgagor will give Mortgagee prompt written notice of the commencement of any arbitration or appraisal proceeding under and pursuant to the provisions of the Subject Lease.  Following the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right, but not the obligation, to intervene and participate in any such proceeding and Mortgagor shall confer with Mortgagee to the extent which Mortgagee deems necessary for the protection of Mortgagee.  Following the occurrence and during the continuance of an Event of Default, Mortgagor may compromise any dispute or approval which is the subject of an arbitration or appraisal proceeding only with the prior written consent of Mortgagee which approval will not be unreasonably withheld or delayed (it being understood that at all other times Mortgagor may compromise any dispute or approval which is the subject of an arbitration or appraisal proceeding without the consent of Mortgagee).

So long as this Mortgage is in effect, there shall be no merger of the Subject Lease or any interest therein, or of the leasehold estate created thereby, with the fee estate in the Land or any portion thereof by reason of the fact that the Subject Lease or such interest therein may be held directly or indirectly by or for the account of any person who shall hold the lessor’s fee estate in the Land or any portion thereof or any interest of the lessor under the Subject Lease.  In case the Mortgagor acquires fee title to the Land, this Mortgage shall attach to and cover and be a lien upon the fee title acquired, and such fee title shall, without further assignment, mortgage or conveyance, become and be subject to the lien of and covered by this Mortgage.  Mortgagor shall notify Mortgagee of any such acquisition and, on written request by Mortgagee, shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may in the reasonable opinion of Mortgagee be necessary or appropriate to effect the intent and meaning hereof and shall deliver to Mortgagee an endorsement to Mortgagee’s loan title insurance policy insuring that such fee title or other estate is subject to the lien of this Mortgage.

If any action or proceeding shall be instituted to evict Mortgagor or to recover possession of any leasehold parcel or any part thereof or interest therein or any action or proceeding otherwise affecting the Subject Lease or this Mortgage shall be instituted, then Mortgagor will, immediately upon service thereof on or to Mortgagor, deliver to Mortgagee a notice of motion, order to show cause and of all other provisions, pleadings, and papers, however designated, served in any such action or proceeding.

The lien of this Mortgage shall attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. 365(h), as the same may hereafter be amended (the “Bankruptcy Code”), including, without limitation, all of Mortgagor’s rights to remain in possession of each leasehold parcel.

Mortgagor hereby unconditionally assigns, transfers and sets over to Mortgagee all of Mortgagor’s claims and rights to the payment of damages arising from any rejection of the Subject Lease by the lessor or any other fee owner of any leasehold parcel or any portion thereof under the Bankruptcy Code. Mortgagee shall have the right to proceed in its own name or in the name of Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of the Subject Lease, including, without limitation, the right to file and prosecute, without joining or the joinder of Mortgagor, any proofs of claim, complaints, motions, applications, notices and other documents, in any case with respect to the lessor or any fee owner of all or a portion of any leasehold parcel under the Bankruptcy Code.  This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Obligations shall have been satisfied and discharged in full.  Any amounts received by Mortgagee as damages arising out of the rejection of the Subject Lease as aforesaid shall be applied first to all costs and expenses of Mortgagee (including, without limitation, reasonable attorneys’ fees) incurred in connection with the exercise of any of its rights or remedies under this paragraph.  Mortgagor shall promptly make, execute, acknowledge and deliver, in form and substance satisfactory to Mortgagee, a UCC financing statement (Form UCC-1) and all such additional instruments, agreements and other documents, as may at any time hereafter be required by Mortgagee to effectuate and carry out the assignment pursuant to this paragraph.

If pursuant to Subsection 365(h)(2) of the Bankruptcy Code, 11 U.S.C. § 365(h)(2), Mortgagor shall seek to offset against the rent reserved in the Subject Lease the amount of any damages caused by the nonperformance by the lessor or any fee owner of any of their respective obligations under such Subject Lease after the rejection by the lessor or any fee owner of such Subject Lease under the Bankruptcy Code, then Mortgagor shall, prior to effecting such offset, notify Mortgagee of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor.  Mortgagee shall have the right to object to all or any part of such offset that, in the reasonable judgment of Mortgagee, would constitute a breach of such Subject Lease, and in the event of such objection, Mortgagor shall not effect any offset of the amounts so objected to by Mortgagee.  Neither Mortgagee’s failure to object as aforesaid nor any objection relating to such offset shall constitute an approval of any such offset by Mortgagee.

If any action, proceeding, motion or notice shall be commenced or filed in respect of the lessor or any fee owner of any leasehold parcel, or any portion thereof or interest therein, or the Subject Lease in connection with any case under the Bankruptcy Code, then Mortgagee shall have the option, exercisable upon written notice from Mortgagee to Mortgagor, to conduct and control any such litigation with counsel of Mortgagee’s choice.  Mortgagee may proceed in its own name or in the name of Mortgagor in connection with any such litigation, and Mortgagor agrees to execute any and all powers, authorizations, consents or other documents required by Mortgagee in connection therewith.  Mortgagor shall, upon demand, pay to Mortgagee all reasonable costs and expenses (including attorneys’ fees) paid or incurred by Mortgagee in connection with the prosecution or conduct of any such proceedings.  Mortgagor shall not commence any action, suit, proceeding or case, or file any application or make any motion, in respect of the Subject Lease in any such case under Bankruptcy Code without the prior written consent of Mortgagee.

Mortgagor shall, after obtaining knowledge thereof, promptly notify Mortgagee of any filing by or against the lessor or fee owner of any leasehold parcel of a petition under the Bankruptcy Code. Mortgagor shall promptly deliver to Mortgagee, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by Mortgagor in connection with any such petition and any proceedings relating thereto.

If there shall be filed by or against Mortgagor a petition under the Bankruptcy Code and Mortgagor, as lessee under a Subject Lease, shall determine to reject such Subject Lease pursuant to Section 365(a) of the Bankruptcy Code, then Mortgagor shall give Mortgagee not less than twenty days’ prior notice of the date on which Mortgagor shall apply to the Bankruptcy Court for authority to reject such Subject Lease.  Mortgagee shall have the right, but not the obligation, to serve upon Mortgagor within such twenty day period a notice stating that Mortgagee demands that Mortgagor assume and assign such Subject Lease to Mortgagee pursuant to Section 365 of the Bankruptcy Code.  If Mortgagee shall serve upon Mortgagor the notice described in the preceding sentence, Mortgagor shall not seek to reject such Subject Lease and shall comply with the demand provided for in the preceding sentence.

Effective upon the entry of an order for relief with respect to Mortgagor under the Bankruptcy Code, Mortgagor hereby assigns and transfers to Mortgagee a non-exclusive right to apply to the Bankruptcy Court under subsection 365(d)(4) of the Bankruptcy Code for an order extending the period during which the Subject Lease may be rejected or assumed.

Within ten days after the date hereof, Mortgagor shall deliver notice of the granting of this Mortgage to the lessor under the Subject Lease together with the address of Mortgagee for notices.  If required by the Subject Lease, such notice shall include a copy of this Mortgage and shall otherwise be in form and substance sufficient to secure for Mortgagee any rights granted to the holders of leasehold mortgages pursuant to the terms of the Subject Lease.  Mortgagor shall provide Mortgagee with evidence of the delivery of such notice to the lessor under the Subject Lease within five days after it is delivered.

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date of the acknowledgment attached hereto.

[MORTGAGOR], a [•] corporation,

by:

Name:
Title:

Attest:

by:

Name:
Title:

[Corporate Seal]

[ADD LOCAL FORM OF ACKNOWLEDGMENT]

Exhibit A

to Mortgage

Description of the Land

Exhibit B

to Mortgage

Description of Subject Lease

Local Law Provisions(10)

(10)  Local counsel to provide.

EXHIBIT F

FORM OF AFFILIATE SUBORDINATION AGREEMENT

AFFILIATE SUBORDINATION AGREEMENT dated as of [•] (this “Agreement”), among the subordinated lenders listed on Schedule I hereto (each a “Subordinated Lender” and collectively, the “Subordinated Lenders”), and each Loan Party listed on Schedule II hereto (each a “Subordinated Borrower” and collectively, the “Subordinated Borrowers”) and CREDIT SUISSE AG, in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined below), for the benefit of the Senior Lenders (as defined below).

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”), among Fairway Group Acquisition Company, a Delaware corporation, Fairway Group Holdings Corp., the lenders from time to time parties thereto (the “Senior Lenders”) and the Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

On the date hereof, the Subordinated Lender is lending to the Subordinated Borrower $[•].

The ability under the Credit Agreement of the Subordinated Borrower to incur Indebtedness to the Subordinated Lender is conditioned upon the execution and delivery by such Subordinated Lender and such Subordinated Borrower of an agreement in the form hereof pursuant to which such Subordinated Lender agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Lenders under the Credit Agreement, all on the terms set forth herein.

Accordingly, each Subordinated Lender, each Subordinated Borrower and the Administrative Agent, on behalf of itself and each Senior Lender (and each of their respective successors or assigns), hereby agrees as follows:

1.  Subordination.  (a)  Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Senior Lenders in respect of the Obligations of the Borrower arising under the Credit Agreement or the other Loan Documents, including the payment of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (collectively, the “Senior Obligations”).  For purposes hereof, “Subordinated Obligations” means all obligations of each Subordinated Borrower to each Subordinated Lender in respect of loans, advances, extensions of credit or other Indebtedness, including in respect of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof.

(b)  Each Subordinated Borrower and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Obligations in respect of which it is the obligor or obligee, as the case may be, and solely with respect to each Subordinated Borrower or Subordinated Lender that is its counterparty on such Subordinated Obligations) that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Subordinated Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender at any time when an “Event of Default” exists as defined under the Credit Agreement and the Borrower has received a written notice from the Administrative Agent prohibiting any further payment in respect of the Subordinated Obligations so long as any such Event of Default is continuing (provided that such notice shall not be required to be given (and no such payment may be made) if the Event of Default is of the type set forth in Section 7.01(b), (c), (g) or (h) of the Credit Agreement).

(c)  Upon any distribution of the assets of any Subordinated Borrower or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Borrower, or otherwise:

(i) the Senior Lenders shall first be entitled to receive indefeasible payment in full in cash of the Senior Obligations (whenever arising) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Subordinated Borrower, whether of principal, interest or otherwise; and

(ii) any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations owed to each of the Senior Lenders), until the indefeasible payment in full of all Senior Obligations.

Each Subordinated Lender agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower in cash, securities or other property or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations and agrees that in connection with any proceeding involving any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (i) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the applicable Subordinated Obligations and enforcing any security interest or other lien securing payment of such Subordinated Obligations) as the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Lenders and (ii) such Subordinated Lender shall duly and promptly take such action as the Administrative Agent may request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the applicable Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations.  A copy of this Agreement may be filed with any court as evidence of the Senior Lenders’ right, power and authority hereunder.

(d)  In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise in respect of the Subordinated Obligations, shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender in trust (segregated from other property of such Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations owed to each of the Senior Lenders), until the indefeasible payment in full in cash of all Senior Obligations.

(e)  Subject to the prior indefeasible payment in full in cash of the Senior Obligations, each applicable Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of each applicable Subordinated Borrower applicable to the Senior Obligations until all amounts owing on the Senior Obligations shall be indefeasibly paid in full in cash, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

(f)  Each Subordinated Lender agrees that all the proceeds of any (i) security of any nature whatsoever for any Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of any Subordinated Borrower or any subsidiary of any Subordinated Borrower, or (ii) any Guarantee, of any nature whatsoever, by any Subordinated Borrower or any subsidiary of any Subordinated Borrower, of any Subordinated Obligations shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

(g)  Any and all instruments now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Affiliate Subordination Agreement dated [insert date of this agreement], among, inter alia, [insert name of Subordinated Lender] and Credit Suisse AG, which Affiliate Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

With respect to any and all instruments existing on the Effective Date creating or evidencing the Subordinated Obligations, the legend referred to above shall be placed on such instrument as soon reasonably practicable after the Effective Date, but in any event not later than 30 days from the Effective Date.

(h)                                 Each Subordinated Lender agrees that it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation if the payment of such Subordinated Obligation is then prohibited by this Agreement.

2.                                       Waivers and Consents.  (a)  Each Subordinated Lender, solely in its capacity as a Subordinated Lender, waives the right to compel that the Collateral or any other assets of property of any Subordinated Borrower or the assets of property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations.  Each Subordinated Lender, solely in its capacity as a Subordinated Lender, expressly waives the right to require the Senior Lenders to proceed against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in any Senior Lender’s power which such Subordinated Lender cannot pursue and which would lighten such Subordinated Lender’s burden, notwithstanding that the failure of any Senior Lender to do so may thereby prejudice such Subordinated Lender.  Each Subordinated Lender, solely in its capacity as a Subordinated Lender, agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lenders reduced by any Senior Lender’s delay in proceeding against or enforcing any remedy against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person; by any Senior Lender releasing any Subordinated Borrower, the Collateral or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or by the discharge of any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of a Senior Lender.  Any Senior Lender’s vote to accept or reject any plan of reorganization relating to any Subordinated Borrower, the Collateral, or any guarantor of the Senior Obligations or any other Person, or any Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Lenders.

(b)  Each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Senior Lenders, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement, or contribution against any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person.  Each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property Collateral for the Senior Obligations.

(c)  Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Lender may be rescinded in whole or in part by the Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower or any other guarantor or any other party upon or for any part thereof, or any Collateral or Guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Lenders, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d)  Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement.  The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Subordinated Borrower in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement.  Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations.  Each Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

3.  Transfers.  Each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a “Transferee”) or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee unless such action is made expressly subject to this Agreement.

4.  Senior Obligations Unconditional.  All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c) any exchange, release or nonperfection of any Lien in any collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any Guarantee of any of the Senior Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower in respect of the Senior Obligations, or of the Subordinated Lender or any Subordinated Borrower in respect of this Agreement.

5.  Representations and Warranties.  Each Subordinated Lender represents and warrants to the Administrative Agent, for the benefit of the Senior Lenders that:

(a)                                  It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b)                                 This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)                                  The execution, delivery and performance of this Agreement will not violate any provision of any requirement of law applicable to such Subordinated Lender or of any contractual obligation of such Subordinated Lender.

(d)                                 No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or regulatory body or Governmental Authority and no consent of any other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

6.  Waiver of Claims.  (a)  To the maximum extent permitted by law, each Subordinated Lender waives any claim it might have, solely in its capacity as a Subordinated Lender, against any Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Senior Lender or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral.  Neither the Senior Lenders nor any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or any Guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Subordinated Borrower or any Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Collateral Agreement or any part thereof.

(b)  Each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshall assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Loan Documents.  The Senior Lenders are under no duty or obligation, and each Subordinated Lender hereby waives any right it may have to compel the Senior Lenders, to pursue any guarantor or other

Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

(c)  Each Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

(d)  Each Subordinated Lender hereby waives any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Borrower or any guarantor of the Senior Obligations, or their respective businesses.  Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the applicable Subordinated Borrower’s, results of operations, financial condition and business and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the applicable Subordinated Borrower or its, results of operations, financial condition or business.

7.  Further Assurances.  Each Subordinated Lender and each Subordinated  Borrower, at their own expense and at any time from time to time, upon the written request of the Administrative Agent will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

8.  Expenses. (a)  Each Subordinated Borrower will pay or reimburse the Senior Lenders, upon demand, for all their costs and expenses in connection with the enforcement or preservation of any rights under this Agreement, including, without limitation, fees and disbursements of counsel to the Senior Lenders.

(b)  Each Subordinated Borrower will pay, indemnify, and hold the Senior Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the failure of such Subordinated Borrower or any applicable Subordinated Lender to perform any of its obligations arising out of or relating to this Agreement.

9.  Provisions Define Relative Rights.  This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders on the one hand and the Subordinated Lenders and the Subordinated Borrowers on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

10.  Powers Coupled with an Interest.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full in cash.

11.  Notices.  All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 9.01 of the Credit Agreement.

12.  Counterparts.  This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.  Integration.  This Agreement represents the agreement of the Subordinated Borrowers, the Senior Lenders and the Subordinated Lenders with respect to the subject matter hereof and there are no promises or representations by any Subordinated Borrower, the Senior Lenders or any Subordinated Lender relative to the subject matter hereof not reflected herein.

15.  Amendments in Writing; No Waiver; Cumulative Remedies.  (a)  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each affected Subordinated Borrower and each affected Subordinated Lender; provided that any provision of this Agreement may be waived by the Senior Lenders in a letter or agreement executed by the Administrative Agent and each affected Subordinated Lender.

(b)  No failure to exercise, nor any delay in exercising, on the part of the Senior Lenders, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

16.  Section Headings.  The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

17.  Successors and Assigns.  (a)  This Agreement shall be binding upon the successors and assigns of each of the Subordinated Borrowers and each of the Subordinated Lenders and shall inure to the benefit of the Senior Lenders and their respective successors and assigns.

(b)  Notwithstanding the provisions of Section 17(a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3 of this Agreement, and no Subordinated Lender shall assign its obligations hereunder to any Person (except as otherwise specifically permitted under Section 3 of this Agreement).

18.                                 Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each Subordinated Lender hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement, the Credit Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Senior Lender may otherwise have to bring any action or proceeding relating to this Agreement, the Credit Agreement or any other Loan Document against any Subordinated Lender or its properties in the courts of any jurisdiction.

(c)                                  Each Subordinated Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 11.  Nothing in this Agreement, the Credit Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

19.                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[NAMES OF SUBORDINATED BORROWER(S)],

by

Name:
Title:

[NAMES OF SUBORDINATED LENDER(S)],

by

Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,

by

Name:
Title:

Schedule I

Schedule II

EXHIBIT G

FORM OF OPINION OF FULBRIGHT & JAWORSKI L.L.P.

[PLEASE SEE EXECUTED DOCUMENT]

G-1

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated August 17, 2012, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FAIRWAY GROUP ACQUISITION COMPANY (the “Borrower”), FAIRWAY GROUP HOLDINGS CORP. (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders.  Terms defined in the Credit Agreement are used herein with the same meanings.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  Capitalized terms used herein but not otherwise defined herein have the meanings assigned to thereto in the Credit Agreement.  Pursuant to Section 5.04(c) of the Credit Agreement, the undersigned, in his or her capacity as a Financial Officer of Holdings, certifies as follows:

1.                                                                                       [Attached hereto as Exhibit A are the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Grant Thornton LLP(1) and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a “management’s discussion and analysis of financial condition and results of operations” discussion.]

[Attached hereto as Exhibit A are the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated subsidiaries as of the close of the Fiscal Quarter ended [•] and the results of its operations and the operations of such subsidiaries during such Fiscal Quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, which financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments

(1)  If Grant Thornton LLP is replaced, insert name of auditor.

and the absence of footnotes, together with a “management’s discussion and analysis of financial condition and results of operations” discussion.]

2.                                                                                       At no time during the period between [•](2) and [•](3) (the “Certificate Period”) did a Default or an Event of Default exist.  [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

3.                                                                                       [The following represent true and accurate calculations, as of the last day of the Fiscal Quarter, to be used to determine whether Holdings, the Borrower and the Subsidiaries are in compliance with the covenant set forth in Section 6.10 of the Credit Agreement:

Capital Expenditures.

Actual Capital Expenditures=	[•]
Capital Expenditure funded with
Qualified Equity Proceeds or
proceeds of Excluded Contributions=	[•]
Maximum permitted Capital Expenditures=	[•]

Supporting detail showing the calculation of Capital Expenditures is attached hereto as Schedule 1.  Supporting detail showing the calculation of Capital Expenditures funded with Qualified Equity Proceeds or proceeds of Excluded Contributions is attached hereto as Schedule 2.  Supporting detail showing the calculation of maximum permitted Capital Expenditures is attached hereto as Schedule 3.]

4.                                                                                       The following represent true and accurate calculations, as of the last day of the Fiscal Quarter, to be used to determine whether Holdings, the Borrower and the Subsidiaries are in compliance with the covenant set forth in Section 6.11 of the Credit Agreement:

Interest Coverage Ratio.

Consolidated Interest Expense
paid in cash=	[•]
Consolidated EBITDA=	[•]

(2)  Date of last compliance certificate.

(3)  Date of current compliance certificate.

Actual Ratio=	[•] to 1.0
Required Ratio=	[•] to 1.0

Supporting detail showing the calculation of Consolidated Interest Expense paid in cash is attached hereto as Schedule 4.  Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 5.

5.                                                                                       The following represent true and accurate calculations, as of the last day of the Fiscal Quarter, to be used to determine whether Holdings, the Borrower and the Subsidiaries are in compliance with the covenant set forth in Section 6.12 of the Credit Agreement:

Maximum Total Leverage Ratio.

Total Debt=	[•]
Consolidated EBITDA=	[•]
Actual Ratio=	[•] to 1.0
Required Ratio=	[•] to 1.0

Supporting detail showing the calculation of Total Debt is attached hereto as Schedule 6.  Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 5.

6.                                                                                       [The following represent true and accurate calculations, as of the last day of the fiscal year, to be used to determine whether Holdings, the Borrower and the Subsidiaries must prepay outstanding Term Loans under Section 2.13(c) of the Credit Agreement:

Excess Cash Flow.

Excess Cash Flow=	[•]

Supporting detail showing the calculation of Excess Cash Flow is attached hereto as Schedule 7.  ]

IN WITNESS WHEREOF, the undersigned, in his or her capacity as a Financial Officer of Holdings, has executed this certificate for and on behalf of Holdings and has caused this certificate to be delivered this [•] day of [•].

FAIRWAY GROUP HOLDINGS CORP.,

By

Name:
Title:

[ANNEX A](1)

[Information Relating to Default or Event of Default]

(1)  Annex A to be attached only if required pursuant to paragraph 3.

EXHIBIT I

AUCTION PROCEDURES

Summary.  Sponsor and the Borrower (each a “Bidder”) may conduct one or more Auctions in order to make Auction Purchases pursuant to the procedures described in this Exhibit I.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Notice Procedures.  In connection with an Auction, the Bidder will provide notification to the dealer manager, Credit Suisse AG (the “Manager”), for distribution to the Lenders (an “Auction Notice”, substantially in the form attached hereto as Annex A with such changes therein as the Bidder and the Manager may agree).  Each Auction Notice shall contain (a) an aggregate purchase amount (each, an “Auction Amount”), which may be expressed at the election of the Bidder as either (i) the total par principal amount of Term Loans offered to be prepaid or (ii) the total cash amount offered to be paid pursuant to the Auction and (b) the discount to par, which shall be a range (the “Discount Range”), equal to a percentage of par of the principal amount of the Term Loans expressed as a price per $1,000; provided that the par principal amount of the Term Loans offered to be prepaid in each Auction shall be in a minimum aggregate amount of $5,000,000, and with minimum increments of $100,000 (it being understood that the par principal amount of Term Loans actually prepaid may be less than such minimum amounts in the event that the aggregate par principal amount of Term Loans actually offered to be available for purchase by Lenders in such Auction is less than the applicable minimum amounts).

Reply Procedures.  In connection with any Auction, each Lender may provide the Manager with a notice of participation (the “Return Bid”, substantially in the form attached hereto as Annex B with such changes therein as the Bidder and the Manager may agree) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (the “Reply Price”), which must be within the applicable Discount Range and (ii) a par principal amount of Term Loans which must be in increments of $100,000 (subject to rounding requirements specified by the Manager) (the “Reply Amount”).  The foregoing minimum increment amount condition shall not apply if a Lender submits a Reply Amount equal to such Lender’s entire remaining amount of its Loans.  Lenders may only submit one Return Bid per Auction; provided that the Bidder and the Manager may elect to permit multiple bids, in which case the Bidder and the Manager may agree to establish procedures under which each Return Bid may contain up to three bids, only one of which can result in a Qualifying Bid (as defined below).

Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Manager, the Manager, in consultation with the Bidder, will determine the applicable discounted price (the “Applicable Discounted Price”) for the Auction, which will be the lower of (i) the lowest Reply Price for which the Bidder can complete the Auction at the Auction Amount and (ii) in the event that the aggregate amount of the Reply Amounts relating to such Auction Notice are insufficient to allow the Bidder to purchase the entire Auction Amount, the highest Reply Price that is within the Discount Range so that the Bidder can complete the Auction at such aggregate amount of Reply

Amounts.  The Bidder shall purchase the Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or less than the Applicable Discounted Price (“Qualifying Bids”) at the Applicable Discounted Price; provided that if the aggregate amount required to purchase Qualifying Bids (or, in the case of an Auction Amount expressed as a total par principal amount, if the aggregate par principal amounts of the Qualifying Bids) would exceed the Auction Amount for such Auction, the Bidder shall purchase such Qualifying Bids at the Applicable Discounted Price ratably based on the respective principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Manager).  In any Auction for which the Manager and the Bidder have elected to permit multiple bids, if a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the highest Reply Price that is equal to or less than the Applicable Discounted Price will be deemed the Qualifying Bid of such Lender.  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

Additional Procedures.  Neither Sponsor nor the Borrower is required to undertake any Auction, but once initiated by an Auction Notice, the Bidder may not withdraw an Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will be obligated to accept the purchase of the entirety or its pro rata portion of its Term Loans in the Reply Amount at the Applicable Discounted Price.  The Bidder will not have any obligation to purchase any Term Loans outside of the applicable Discount Range nor will any Return Bids outside such applicable Discount Range be considered in any calculation of the Applicable Discounted Price or satisfaction of the Auction Amount.  Each purchase of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines for Return Bids, settlement periods, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of Applicable Discounted Price referred to above) established by the Manager and agreed to by the Bidder.  The Bidder may extend the expiration time of an Auction by notice given at least 24 hours before such expiration time.  The provisions of this Exhibit I shall not limit or restrict the Borrower from making voluntary prepayments of any Loans in accordance with Section 2.12 of the Credit Agreement.

Annex A

FORM OF
AUCTION NOTICE

[Bidder’s Address]

Attention:  [•]

Credit Suisse AG
Eleven Madison Avenue
New York, New York 10010
Attention: [             ]

Re:  Auction

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 17, 2012 (the “Credit Agreement”), among Fairway Group Acquisition Company, a Delaware corporation (the “Borrower”), Fairway Group Holdings Corp., a Delaware corporation, the several banks and other financial institutions or entities from time to time parties thereto, and Credit Suisse AG, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement and the Auction Procedures.

[The Borrower][Sponsor] hereby gives notice to the Lenders that it desires to conduct the following Auction:

•                                  Auction Amount:  $[                              ], representing [the total par principal amount of Term Loans offered to be prepaid] [the total cash amount offered to be paid pursuant to the Auction]

•                                  Discount Range:  Not less than $[                ] nor greater than $[                ] per $1,000 principal amount of Term Loans

[The Borrower][Sponsor] hereby represents that there is no material non-public information that has not been disclosed which, if made public, would reasonably be expected to have a material positive effect on the market price of the Term Loans subject to this Auction.

[The Borrower][Sponsor] acknowledges that this Auction Notice may not be withdrawn.  The Auction shall be consummated in accordance with Auction Procedures with each Return Bid due by [                  ].

Very truly yours,

[•],

By:
Name:
Title:

Annex B

FORM OF
RETURN BID

[Lender Letterhead]

Credit Suisse AG
Eleven Madison Avenue
New York, New York 10010
Attention: [             ]

Re:  Auction

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 17, 2012 (the “Credit Agreement”), among Fairway Group Acquisition Company, a Delaware corporation (the “Borrower”), Fairway Group Holdings Corp., a Delaware corporation, the several banks and other financial institutions or entities from time to time parties thereto, and Credit Suisse AG, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement and the Auction Procedures.

The undersigned Lender hereby gives notice of its participation in the pending Auction by submitting the following Return Bid:(1)

Reply Price (price per $1,000)		Reply Amount (par principal amount)
$	[ ]	$	[ ]

The undersigned Lender acknowledges that the submission of this Return Bid obligates the Lender to accept the purchase of the entirety or its pro rata portion of its Term Loans in the Reply Amount at the Applicable Discounted Price, and that this Return Bid may not be withdrawn.

(1)     To be revised as appropriate to accommodate more than one bid if elected by the Manager and the Borrower in accordance with the Auction Procedures.

Very truly yours,

[LENDER]

By:
Name:
Title:

EXHIBIT J

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement dated August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FAIRWAY GROUP ACQUISITION COMPANY (the “Borrower”), FAIRWAY GROUP HOLDINGS CORP., the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders.  Terms defined in the Credit Agreement are used herein with the same meanings.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  [•] (the “Foreign Lender”) is providing this certificate pursuant to Section 2.20(e) of the Credit Agreement.  The Foreign Lender hereby represents and warrants that:

1.                                       The Foreign Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2.                                       The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Foreign Lender further represents and warrants that:

(a)                                  the Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction;

(b)                                 the Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements; and

(c)                                  receiving deposits and making loans and discounts does not constitute a substantial part of the Foreign Lender’s business.

3.                                       The Foreign Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4.                                       The Foreign Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

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IN WITNESS WHEREOF, the undersigned has duly executed this certificate

[•]

By:
Name:
Title:

Date:

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